EXHIBIT 2.1


                                                                  EXECUTION COPY



                                    AGREEMENT

                                  BY AND AMONG

                        CNL HOSPITALITY PROPERTIES, INC.

                           CNL ROSE ACQUISITION CORP.

                            RFS HOTEL INVESTORS, INC.

                           CNL ROSE ACQUISITION OP, LP

                                       AND

                              RFS PARTNERSHIP, L.P.




                                DATED MAY 8, 2003

                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I THE MERGERS .........................................................2

     SECTION 1.1.     THE REIT MERGER..........................................2
     SECTION 1.2.     OP MERGER................................................2
     SECTION 1.3.     CLOSING..................................................2
     SECTION 1.4.     EFFECTIVE TIME...........................................2
     SECTION 1.5.     EFFECTS OF THE MERGERS...................................3
     SECTION 1.6.     CERTIFICATE OF INCORPORATION AND BY-LAWS OF
                      THE SURVIVING CORPORATION................................3
     SECTION 1.7.     DIRECTORS AND OFFICERS...................................3
     SECTION 1.8.     CERTIFICATE OF LIMITED PARTNERSHIP AND
                      PARTNERSHIP AGREEMENT....................................3
     SECTION 1.9      RESERVATION OF RIGHT TO REVISE STRUCTURE.................3

ARTICLE II EFFECT OF THE MERGERS; EXCHANGE OF CERTIFICATES.....................4

     SECTION 2.1.     EFFECT ON CAPITAL STOCK..................................4
     SECTION 2.2.     EFFECT ON OP UNITS.......................................4
     SECTION 2.3.     EXCHANGE OF CERTIFICATES AND OP UNITS....................5
     SECTION 2.4.     CERTAIN ADJUSTMENTS......................................7
     SECTION 2.5.     STOCK OPTIONS AND RESTRICTED STOCK GRANTS................7

ARTICLE III REPRESENTATIONS AND WARRANTIES.....................................9

     SECTION 3.1.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY............9
     SECTION 3.2.     REPRESENTATIONS AND WARRANTIES OF PARENT, ACQUIROR
                      OP AND REIT MERGER SUB..................................31

ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS..........................34

     SECTION 4.1.     CONDUCT OF BUSINESS BY THE COMPANY......................34
     SECTION 4.2.     ADVICE OF CHANGES.......................................38
     SECTION 4.3.     NO SOLICITATION BY THE COMPANY..........................38

ARTICLE V ADDITIONAL AGREEMENTS...............................................41

     SECTION 5.1.     PREPARATION OF THE PROXY STATEMENT; COMPANY
                      SHAREHOLDERS MEETING....................................41
     SECTION 5.2.     ACCESS TO INFORMATION; CONFIDENTIALITY..................42
     SECTION 5.3.     COMMERCIALLY REASONABLE EFFORTS.........................43
     SECTION 5.4.     FEES....................................................44
     SECTION 5.5.     PUBLIC ANNOUNCEMENTS....................................46
     SECTION 5.6.     CONVEYANCE TAXES........................................46
     SECTION 5.7.     STANDSTILL AGREEMENTS; CONFIDENTIALITY AGREEMENT........47
     SECTION 5.8.     SECURITIES PURCHASE.....................................47


                                       i
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     SECTION 5.9.     PROFESSIONAL REPORTS - SURVEYS..........................47
     SECTION 5.10.    COMPANY STOCK OPTIONS...................................48
     SECTION 5.11.    INDEMNIFICATION.........................................48
     SECTION 5.12.    RESIGNATIONS............................................48
     SECTION 5.13.    EMPLOYEE ARRANGEMENTS...................................48
     SECTION 5.14.    COMPANY STOCK PLANS.....................................49
     SECTION 5.15.    REVPAR..................................................49
     SECTION 5.16.    RESOLUTIONS.............................................49

ARTICLE VI CONDITIONS PRECEDENT...............................................49

     SECTION 6.1.     CONDITIONS TO EACH PARTY'S OBLIGATION TO
                      EFFECT THE MERGERS......................................49
     SECTION 6.2.     CONDITIONS TO OBLIGATIONS OF PARENT, ACQUIROR OP
                      AND REIT MERGER SUB.....................................50
     SECTION 6.3.     CONDITIONS TO OBLIGATIONS OF THE COMPANY AND TARGET OP..51
     SECTION 6.4.     FRUSTRATION OF CLOSING CONDITIONS.......................51

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER.................................52

     SECTION 7.1.     TERMINATION.............................................52
     SECTION 7.2.     EFFECT OF TERMINATION...................................53
     SECTION 7.3.     AMENDMENT...............................................53
     SECTION 7.4.     EXTENSION; WAIVER.......................................53

ARTICLE VIII GENERAL PROVISIONS...............................................53

     SECTION 8.1.     NONSURVIVAL OF REPRESENTATIONS, WARRANTIES
                      AND AGREEMENTS..........................................53
     SECTION 8.2.     NOTICES.................................................54
     SECTION 8.3.     DEFINITIONS.............................................54
     SECTION 8.4.     INTERPRETATION..........................................55
     SECTION 8.5.     COUNTERPARTS............................................56
     SECTION 8.6.     ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES.............56
     SECTION 8.7.     GOVERNING LAW...........................................56
     SECTION 8.8.     ASSIGNMENT..............................................56
     SECTION 8.9.     CONSENT TO JURISDICTION.................................56
     SECTION 8.10.    HEADINGS................................................57
     SECTION 8.11.    SEVERABILITY............................................57
     SECTION 8.12.    ENFORCEMENT.............................................57

                             INDEX OF DEFINED TERMS

DEFINED TERMS                                               SECTION DEFINED
-------------                                               ---------------

Adjustment Event                                            Section 2.4
Articles of REIT Merger                                     Section 1.4
affiliate                                                   Section 8.3(a)
Authorized Corporation Protection Act                       Section 3.1(s)
Agreement                                                   Preamble
Business Combination Act                                    Section 3.1 (t)
Certificate of REIT Merger                                  Section 1.4
Change in the Company Recommendation                        Section 4.3(b)
Charter                                                     Section 3.1d
Closing Date                                                Section 1.3
Closing                                                     Section 1.3
Code                                                        Section 2.3(g)
Company                                                     Preamble
Company Acquisition Agreement                               Section 4.3(b)
Company Common Stock                                        Recitals
Company Disclosure Schedule                                 Section 3.1
Company Financial Advisor                                   Section 3.1(r)
Company Material Contracts                                  Section 3.1(f)
Company Preferred Stock                                     Section 3.1(c)
Company Recommendation                                      Section 5.1(c)
Company Regulatory Agreement                                Section 3.1(h)(iii)
Company SEC Documents                                       Section 3.1(e)(i)
Company Severance Agreements                                Section 5.14
Company Shareholder Approval                                Section 3.1(p)
Company Shareholders Meeting                                Recitals
Company Stock Certificates                                  Section 2.3(b)
Company Stock Option                                        Section 2.5(a)
Company Stock Options                                       Section 2.5(a)
Company Stock Plans                                         Section 2.5(a)
Company Superior Proposal                                   Section 4.3(a)
Company Takeover Proposal                                   Section 4.3(a)
Confidentiality Agreement                                   Section 5.2
Control Share Acquisition Act                               Section 3.1(t)
DGCL                                                        Recitals
Dissenting Shares                                           Section 2.4
Effective Time                                              Section 1.4
Employee                                                    Section 3.1(f)
Employee Plans                                              Section 3.1(k)(i)
Environmental Laws                                          Section 3.1(l)(x)(A)
Environmental Permits                                       Section 3.1(l)(i)
ERISA                                                       Section 3.1(j)(ii)
ERISA Affiliate                                             Section 3.1(k)(i)


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Escrowed Amount                                        Section 5.4(c)
Exchange Act                                           Section 3.1(c)
Exchange Agent                                         Section 2.3(a)
Exchange Fund                                          Section 2.3(a)
Fiduciary                                              Section 3.1(k)(v)
Flagstone Agreement                                    Section 5.9
GAAP                                                   Section 3.1(e)(ii)
Governmental Entity                                    Section 3.1(d)
Hazardous Substances                                   Section 3.1(l)(x)(B)
HSR Act                                                Section 3.1(d)
Indemnified Parties                                    Section 5.12
Initial REIT Year                                      Section 3.1(j)(i)
Instruments of Indebtedness                            Section 3.1(f)
Intellectual Property                                  Section 3.1(n)
IRS                                                    Section 3.1(j)(xviii)
Knowledge                                              Section 8.3(f)
Letter of Transmittal                                  Section 2.3(b)
Liens                                                  Section 3.1(b)
Major Shareholder                                      Section 3.1(c)
Material Adverse Effect                                Section 8.3(b)
Material Revpar Change                                 Section 8.3(c)
Mergers                                                Recitals
Multi-Employer Plans                                   Section 3.1(k)(iv)
OP Merger Consideration                                Recitals
OP Partner Approval                                    Section 3.1(q)
OP Units                                               Recitals
Option Consideration                                   Section 2.5(a)
Optionee Consent Letter                                Section 2.5(a)
Other Company Documents                                Section 3.1(h)(iv)
Other Parent Documents                                 Section 3.2(g)(iii)
Owned Properties                                       Section 3.1(t)(i)(A)
Owned Property                                         Section 3.1(t)(i)(A)
Owned Property Restrictions                            Section 3.1(t)(i)(B)
Parent                                                 Preamble
Parent Employee Stock Options                          Section 3.2(b)
Parent Regulatory Agreement                            Section 3.2(g)(ii)
Payor                                                  Section 5.4(c)
PBGC                                                   Section 3.1(k)(iii)
Permits                                                Section 3.1(h)(i)
Permitted Liens                                        Section 3.1(u)(i)(A)
person                                                 Section 8.3(d)
Post Signing Returns                                   Section 4.4
Pre-Termination Company Takeover Proposal Event        Section 5.4(b)(v)
Property Agreements                                    Section 3.1(u)(i)(D)
Proxy Statement                                        Section 3.1(d)
Qualifying Income                                      Section 5.4(c)


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Recipient REIT                                              Section 5.4(c)
Recipient REIT Break-Up Tax Opinion                         Section 5.4(c)
REIT Merger                                                 Recitals
REIT Merger Consideration                                   Recitals
REIT Merger Sub                                             Preamble
REIT Requirements                                           Section 5.4(c)
Release                                                     Section 3.1(l)(x)(C)
Registration S-K                                            Section 3.1(f)(i)
Requisite Regulatory Approvals                              Section 6.1(b)
Restraints                                                  Section 6.1(c)
Restricted Stock Grants                                     Section 2.5(d)
SEC                                                         Section 3.1
Securities Act                                              Section 3.1(e)(i)
Software                                                    Section 3.1(n)(i)
SOXA                                                        Section 3.1(e)(i)
State Takeover Laws                                         Section 3.1(t)
Subsidiary                                                  Section 8.3(e)
Surviving Corporation                                       Section 1.1
Surviving OP                                                Section 1.2
Tangible Personal Property.                                 Section 3.1(x)
Target OP                                                   Preamble
OP Acquisition Sub                                          Section 5.16
OP Agreement                                                Section 3.1(d)
OP REIT Merger Agreement                                    Section 5.16
OP Units                                                    Recitals
Tax                                                         Section 3.1(j)(i)
Taxes                                                       Section 3.1(j)(i)
TBCA                                                        Recitals
TRULPA                                                      Section 1.2


Exhibit A:    Form of Certificate of REIT Merger (Delaware)
Exhibit B:    Form of Articles of REIT Merger (Tennessee)
Exhibit C:    Form of Certificate of OP Merger (Tennessee)
Exhibit D:    Form of Flagstone Agreement


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

                           Company Disclosure Schedule


Schedule 2.5                    Company Stock Plans
Schedule 3.1(a)                 Subsidiaries
Schedule 3.1(c)(i)              Limited Partners
Schedule 3.1(c)(ii)             Company Stock Options
Schedule 3.1(d)                 Authority; Noncontravention
Schedule 3.1(e)(ii)             Undisclosed Liabilities
Schedule 3.1(f)                 Company Material Contracts
Schedule 3.1(g)                 Certain Changes or Events
Schedule 3.1(h)                 Permits; Compliance with Applicable Laws
Schedule 3.1(i)                 Pending Litigation
Schedule 3.1(j)                 Tax Matters
Schedule 3.1(k)                 Employee Benefits
Schedule 3.1(k)(xi)             Excess Parachute Payments
Schedule 3.1(k)(xii)            Severance, Acceleration
Schedule 3.1(l)                 Labor Matters
Schedule 3.1(m)                 Environmental Matters
Schedule 3.1(o)                 Insurance Policies
Schedule 3.1(u)(i)(A)           Owned Property and Permitted Liens
Schedule 3.1(u)(v)              Remaining Properties
Schedule 4.1                    Conduct of Business by the Company
Schedule 5.13                   Company Severance Agreements and Payments
Schedule 6.2(e)                 Opinion relating to REIT status
Schedule 6.2(i)                 Material Consents

         AGREEMENT (this "Agreement") made and entered into on this 8th day of May 2003, by and among CNL HOSPITALITY PROPERTIES, INC., a Maryland corporation ("Parent"), CNL ROSE ACQUISITION CORP., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("REIT Merger Sub"), RFS HOTEL INVESTORS, INC., a Tennessee corporation (the "Company"), CNL ROSE ACQUISITION OP, LP, a Tennessee limited partnership and an indirect wholly-owned subsidiary of Parent ("Acquiror OP") and RFS PARTNERSHIP, L.P., a Tennessee limited partnership ("Target OP").

                              W I T N E S S E T H :

         WHEREAS, each of Parent, REIT Merger Sub and the Company desires that Parent and REIT Merger Sub consummate a business combination with the Company in a transaction whereby, upon the terms and subject to the conditions set forth in this Agreement, the Company will merge with and into REIT Merger Sub (the "REIT Merger"), each outstanding share of common stock, $.01 par value, of the Company ("Company Common Stock") (other than shares cancelled and retired pursuant to Section 2.1(b)), will be converted into the right to receive $12.35 in cash (the "REIT Merger Consideration"), and REIT Merger Sub will be the surviving corporation in the REIT Merger;

         WHEREAS, simultaneously with the REIT Merger, Acquiror OP will be merged with and into Target OP (the "OP Merger" and collectively with the REIT Merger, the "Mergers"), pursuant to which the Limited Partners (as defined below) of Target OP (other than holders of OP Units cancelled pursuant to
Section 2.2(b)), will receive $12.35 in cash (the "OP Merger Consideration") in exchange for each of their Target OP partnership units ("OP Units") and Target OP will be the surviving limited partnership in the OP Merger;

         WHEREAS, the Board of Directors of the Company has adopted this Agreement in accordance with the Tennessee Business Corporation Act, as amended (the "TBCA"), and has further resolved to recommend to all holders of Company Common Stock that they vote affirmatively to approve this Agreement at a meeting of such holders to be duly called and convened for such purpose (the "Company Shareholders Meeting") and the Board of Directors of the Company in its capacity as the general partner of the Target OP, has adopted this Agreement and has agreed to recommend to all Target OP limited partners that they approve the OP Merger; and

         WHEREAS, the Boards of Directors of Parent and REIT Merger Sub have determined and resolved that the REIT Merger and all of the transactions contemplated by this Agreement are in the best interest of Parent and its stockholders and Parent, as the indirect owner of REIT Merger Sub, has caused this Agreement to be adopted in accordance with the Delaware General Corporation Law, as amended (the "DGCL") and the board of directors of Parent in its capacity as the general partner of Acquiror OP has determined that the OP Merger is in the best interests of Acquiror OP's limited partners and has agreed to recommend to all Acquiror OP limited partners that they approve the OP Merger.

         NOW, THEREFORE, in consideration of the mutual premises recited above and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                   THE MERGERS

         SECTION 1.1. THE REIT MERGER. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the TBCA and the DGCL, at the Effective Time (as defined herein) the Company shall be merged with and into REIT Merger Sub and REIT Merger Sub shall be the surviving corporation in the REIT Merger (the "Surviving Corporation") and the separate corporate existence of the Company thereupon shall cease.

         SECTION 1.2. OP MERGER.

              (a) Upon the terms and subject to the conditions set forth in this Agreement in accordance with the provisions of, and with the effects provided in, Section 61-2-211 of the Tennessee Revised Uniform Limited Partnership Act ("TRULPA"), at the Effective Time, Acquiror OP shall be merged with and into Target OP and Target OP shall be the surviving limited partnership (the "Surviving OP") in the OP Merger.

              (b) The sole general partner of the Surviving OP shall be REIT Merger Sub, and the limited partners of the Acquiror OP immediately prior to the OP Merger shall be the limited partners of the Surviving OP.

         SECTION 1.3. CLOSING. Subject to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to consummation of the REIT Merger and the OP Merger contained in Article VI hereof, the closing of the REIT Merger and the OP Merger (the "Closing") shall take place at 10:00 a.m., Eastern Standard Time, on a date (the "Closing Date") no later than the second business day next following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or, to the extent permitted by applicable law, waiver of those conditions--it being the intention of the parties hereto that such date shall not be more than two days following the Company Shareholder Approval; provided all other conditions set forth in Article VI have been satisfied, unless another time or date is agreed to by the parties hereto). The Closing will be held at the offices of Greenberg Traurig, LLP, 450 South Orange Avenue, Orlando, Florida 32801-3336 or at such other location as is agreed to by the parties hereto.

         SECTION 1.4. EFFECTIVE TIME. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the parties shall (A) cause the REIT Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger in the form of Exhibit A hereto (the "Certificate of REIT Merger") duly executed and so filed in accordance with the DGCL and by filing with the Secretary of State of the State of Tennessee, articles of merger in the form of Exhibit B hereto (the "Articles of REIT Merger") duly executed and so filed in accordance with the TBCA, and (B) cause the OP Merger to be consummated by filing with the Secretary of State of the State of Tennessee a certificate of merger in the form of Exhibit C hereto (the "Certificate of OP Merger") duly executed and so filed in accordance with the TRULPA and (C) make all other filings and recordings required under the DGCL, the TBCA and the TRULPA to effectuate the REIT Merger, the OP Merger and the other transactions contemplated by this Agreement. The (A) REIT Merger shall become effective at such time as the Certificate of REIT Merger is duly filed with the Secretary of State of the State of Delaware and Articles of REIT Merger are duly filed with the Secretary of State of the State of Tennessee and (B) OP Merger shall become effective at such time as the Certificate of OP Merger is duly filed with the Secretary of State of the State of Tennessee, or, in each case, at such subsequent date or time as Parent and the Company mutually shall agree and specify in the Certificate of REIT Merger, Articles of REIT Merger and Certificate of OP Merger, which date shall be no later than the next business day after the Closing Date (the time the REIT Merger and OP Merger become so effective being hereinafter referred to as the "Effective Time").

         SECTION 1.5. EFFECTS OF THE MERGERS. The REIT Merger shall have the effects set forth in Section 259 of the DGCL and Section 48-21-108 of the TBCA. The OP Merger shall have the effects specified in Section 61-2-211(f) of the TRULPA.

         SECTION 1.6. CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION. The certificate of incorporation of REIT Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended or restated as provided therein or by applicable law. The by-laws of REIT Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended or restated as provided therein or by applicable law.

         SECTION 1.7. DIRECTORS AND OFFICERS. The directors of REIT Merger Sub at the Effective Time shall, from and after the Effective Time, be and become the directors of the Surviving Corporation until their successors shall have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation and the DGCL. The officers of REIT Merger Sub at the Effective Time shall, from and after the Effective Time, be and become the officers of the Surviving Corporation until their successors shall have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

         SECTION 1.8. CERTIFICATE OF LIMITED PARTNERSHIP AND PARTNERSHIP AGREEMENT.The Certificate of Limited Partnership of Target OP as in effect immediately prior to the Effective Time shall be the Certificate of Limited Partnership of the Surviving OP, which shall simultaneously be amended in accordance with applicable law so as to reflect the change in the Surviving OP's general partner and limited partners. Acquiror OP Partnership Agreement as in effect immediately prior to the Effective Time shall be the partnership agreement of the Surviving OP, until duly amended in accordance with applicable law.

         SECTION 1.9 RESERVATION OF RIGHT TO REVISE STRUCTURE.Subject to this
Section 1.9, at Parent's request, and with the Company's consent, which consent shall not be unreasonably withheld, the Mergers alternatively may be structured such that (a) the REIT Merger Sub is merged with and into the Company (with the Company as the surviving corporation) or, (b) another directly or indirectly wholly-owned entity of Parent, other than REIT Merger Sub is merged with the Company; or (c) the Target OP is merged with and into Acquiror OP (with the Acquiror OP as the surviving partnership) or, (d) another directly or indirectly wholly-owned entity of Parent, other than Acquiror OP is merged with Target OP. Notwithstanding the foregoing, and without limitation, the Company shall not be required to consent to any such change which may (i) alter or change the amount or kind of the consideration paid in the Mergers or alter or change adversely the treatment of the holders of Company Common Stock or limited partners holding OP Units as otherwise provided in this Agreement, or (ii) impede or delay consummation of the Mergers or the other transactions contemplated by this Agreement. If Parent makes the foregoing election and the Company consents thereto, the parties agree promptly to execute an appropriate amendment to this Agreement to reflect such changes.

                                   ARTICLE II

                 EFFECT OF THE MERGERS; EXCHANGE OF CERTIFICATES

         SECTION 2.1. EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the REIT Merger and automatically without any action on the part of any holder of capital stock of Parent, REIT Merger Sub or the Company, respectively:

              (a) Capital Stock of REIT Merger Sub. Each then outstanding share of common stock, $.01 par value, of REIT Merger Sub shall remain outstanding and each certificate therefor shall continue to evidence fully paid and nonassessable shares of common stock, $.01 par value, of the Surviving Corporation.

              (b) Cancellation of Treasury Stock and Parent Owned Stock. Each share of Company Common Stock then issued and held in the Company's treasury or by any of the Company's subsidiaries, and each share of Company Common Stock then owned by Parent, REIT Merger Sub or any other wholly-owned subsidiary of Parent (except for shares owned on behalf of third parties), shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

              (c) Conversion of Company Common Stock. Each then outstanding share of Company Common Stock (other than shares cancelled and retired pursuant to Section 2.1(b) hereof), shall be converted into and become the right to receive the REIT Merger Consideration.

         SECTION 2.2. EFFECT ON OP UNITS. At the Effective Time, by virtue of the OP Merger and automatically without any action on the part of any holder of OP Units or any holder of partnership interests in Acquiror OP, respectively:

              (a) Interests of Acquiror OP. All of the then outstanding partnership interests of Acquiror OP (except as set forth in 2.2(b) below) shall be converted into partnership interests of Surviving OP.

              (b) Conversion of OP Units. Each issued and outstanding OP Unit not then owned by REIT Merger Sub or Acquiror OP or the Company shall be converted into the right to receive from Acquiror OP the OP Unit Merger Consideration. Each OP Unit then owned by Acquiror OP or the Company (as general partner) of Target OP shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.


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


         SECTION 2.3. EXCHANGE OF CERTIFICATES AND OP UNITS.

              (a) At the Closing, Parent shall deposit with SunTrust Bank, Atlanta, Georgia, or such other bank or trust company designated by Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock and OP Units for exchange in accordance with this Section 2.3, cash representing the aggregate REIT Merger Consideration issuable pursuant to Section 2.1(c) and the aggregate OP Merger Consideration issuable pursuant to Section 2.2(b) (such REIT Merger Consideration and OP Merger Consideration being hereinafter referred to as the "Exchange Fund").

              (b) As soon as reasonably practicable after the Effective Time, but in no event later than two (2) business days thereafter, the Exchange Agent shall mail to each holder of record of a certificate (or certificates) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Company Stock Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Stock Certificate(s) (to the extent applicable) shall pass, only upon delivery of the Company Stock Certificate(s) (or affidavits of loss in lieu of such certificates) (the "Letter of Transmittal") to the Exchange Agent and shall be in such form and have such other provisions as Parent or the Exchange Agent reasonably may specify, together with a substitute Form W-9) and (ii) instructions for surrendering Company Stock Certificate(s) in exchange for the REIT Merger Consideration. Upon surrender to the Exchange Agent of a Company Stock Certificate in proper form for cancellation, together with a duly executed Letter of Transmittal, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a check representing the REIT Merger Consideration that such Company Shareholder is entitled to receive pursuant to Section 2.1(c), in all cases after giving effect to the payment of all required withholding Taxes. For shares of Company Common Stock that are held in book entry form, Parent shall establish procedures for the delivery of such Company Common Stock, which procedures shall be reasonably acceptable to the Company. The Company Stock Certificate so surrendered shall forthwith be cancelled. Without limiting the generality of the foregoing (and notwithstanding any other provisions of this Agreement), no interest shall be paid or accrued in respect of any of the REIT Merger Consideration. In the event of a transfer of ownership of shares of Company Common Stock that is not registered on the stock transfer books and records of the Company, a check representing the REIT Merger Consideration that such holder of Company Common Stock is entitled to receive pursuant to Section 2.1(c), will be issued to such transferee only if a Company Stock Certificate held by such transferee is properly presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that all applicable stock transfer Taxes theretofore have been paid. Until surrendered in accordance with this Section 2.3 and as specified in the Letter of Transmittal, each Company Stock Certificate shall be deemed at all times from and after the Effective Time to represent only the right to receive upon such surrender, the REIT Merger Consideration. If any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Company Stock Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Company Stock Certificate, the REIT Merger

Consideration that such holder of Company Common Stock is entitled to receive pursuant to Section 2.1(c).

              (c) As soon as reasonably practicable after the Effective Time, but in no event later than two (2) business days thereafter, the Exchange Agent shall mail to each limited partner holding OP Units (the "Limited Partners") at the address set forth on Schedule 3.1(c)(i) to the Company Disclosure Schedule a certified check payable to such holder in the amount set forth opposite such holder's name on Schedule 3.1(c)(i) to the Company Disclosure Schedule; provided, however, that prior to the Effective Time such Limited Partner has acknowledged its record and beneficial ownership of the OP Units and indicated the address to which the OP Merger Consideration shall be sent.

              (d) All REIT Merger Consideration paid upon surrender of Company Stock Certificates in accordance with this Article II and as specified in the Letter of Transmittal shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock represented thereby and, as of the Effective Time, the stock transfer books and records of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books and records of the Company of shares of Company Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are properly presented to the Surviving Corporation for any reason (but otherwise in accordance with this Article II and as specified in the Letter of Transmittal), they shall be cancelled and exchanged as provided in this Section 2.3.

              (e) At any time following the six-month anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Exchange Fund not theretofore distributed to former holders of shares of Company Common Stock or Limited Partners (including any interest received with respect thereto and other income resulting from investments thereof by the Exchange Agent, as directed by Parent), and such former holders shall be entitled to look only to Parent (subject to abandoned property, escheat and other similar laws) with respect to the REIT Merger Consideration or OP Merger Consideration, as the case may be, payable upon due surrender of their Company Stock Certificates or otherwise, without any interest thereon and less all required withholding Taxes. Notwithstanding the foregoing, neither Parent nor the Exchange Agent shall be liable to any holder of a Company Stock Certificate for REIT Merger Consideration or a Limited Partner for OP Merger Consideration (or dividends or distributions in respect thereof) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

              (f) The Exchange Fund shall only be used to pay the REIT Merger Consideration and the OP Merger Consideration and shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent. Any interest, proceeds and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund in accordance with Section 2.3(e). If the cash in the Exchange Fund shall be insufficient to satisfy fully all of the payment obligations to be made by the Exchange Agent hereunder, then Parent promptly shall, from time to time, deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to satisfy fully such payment obligations.

              (g) Each of the Surviving Corporation, REIT Merger Sub and Parent shall be entitled to deduct and withhold from the REIT Merger Consideration and the OP Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Stock Options (as defined below) or OP Units such Taxes and other amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder, and pursuant to the applicable provisions of state, local and foreign Tax laws. To the extent that amounts are so deducted and withheld, the Surviving Corporation, REIT Merger Sub, Acquiror OP, or Parent shall pay to the applicable taxing authority such deducted, withheld and paid amounts, which shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Stock Options, or Restricted Stock Grants as the case may be, in respect of which such deduction, withholding and payment was made by the Surviving Corporation, REIT Merger Sub, Acquiror OP or Parent.

         SECTION 2.4. CERTAIN ADJUSTMENTS. If after the date hereof and prior to the Effective Time and to the extent permitted by this Agreement, the outstanding shares of Company Common Stock or outstanding OP Units shall be changed into a different number, class or series of shares or partnership units, as the case may be, by reason of any reclassification, recapitalization or combination, forward stock split, reverse stock split, stock dividend or rights issued in respect of such stock, or any similar event shall occur (any such action, an "Adjustment Event"), the REIT Merger Consideration and/or the OP Merger Consideration, as the case may be, shall be adjusted correspondingly to provide to the holders of Company Common Stock and OP Units the right to receive the same economic effect as contemplated by this Agreement immediately prior to such Adjustment Event and Parent's payment obligations likewise shall be correspondingly adjusted such that it shall be required to pay and deliver not more than the aggregate REIT Merger Consideration and OP Merger Consideration contemplated by this Agreement.

         SECTION 2.5. STOCK OPTIONS AND RESTRICTED STOCK GRANTS.

              (a) The Company shall use its commercially reasonable efforts to obtain, not later than 20 days after the date hereof, from each holder of outstanding options (whether or not then exercisable or vested) to acquire Company Common Stock granted under the Company's 1993 Restricted Stock and Stock Option Plan, as amended, and all other plans, agreements and arrangements providing for equity-based compensation to any director, Employee, consultant or independent contractor of the Company or any of their subsidiaries as described in Schedule 2.5 of the Company Disclosure Schedule (collectively, the "Company Stock Plans"), (each, a "Company Stock Option" and collectively, the "Company Stock Options"), an executed agreement substantially in the form described in
Schedule 2.5 to the Company Disclosure Schedule (each, an "Optionee Consent Letter"), in each case providing that (i) immediately prior to the Effective Time each Company Stock Option held by such holder shall become fully vested and immediately exercisable, (ii) at the Effective Time each then outstanding Company Stock Option shall at the Effective Time be cancelled and void, (iii) in consideration of such vesting and cancellation, immediately prior to the Closing each Company Stock Option shall thereupon represent for all purposes under the relevant Company Stock Plan and all grant and award instruments and agreements governing and evidencing such holder's Company Stock Option(s) only the right to receive from Rose Managers, Inc., a subsidiary of the Company, (subject to Section 2.3(g) and Section 2.1(c)) such amount of cash equal to, for each Company Stock Option, the product of (x) the number of shares of Company Common Stock subject to the Company Stock Options held by such holder and (y) the excess (to the extent a positive number (i.e. - where the REIT Merger Consideration is in excess of the applicable exercise price of the Company Stock Option) of the REIT Merger Consideration over the then applicable per share exercise price of each such Company Stock Option (such amount of cash being so paid in full settlement of and in consideration for cancellation of each such Company Stock Option being hereinafter referred to as the "Option Consideration"), payable as provided in Section 2.5(b), and (iv) from and after the Effective Time, except as provided in this Section 2.5, such holder shall not have any rights or benefits under any Company Stock Plan or Company Stock Option (or any grant or award letter or agreement issued in respect thereof) to acquire any securities of the Company, Parent, the Surviving Corporation or any subsidiary of Parent and shall, by virtue of having effected such surrender, cancellation and receipt of Option Consideration, have unconditionally and irrevocably discharged and released Parent, the Company, the Surviving Corporation and each of their respective subsidiaries, officers, directors and affiliates from and against, and thereupon shall have permanently waived, all rights and claims (fixed, contingent or otherwise) such holder may now or hereafter have thereunder with respect to all Company Stock Plans and Company Stock Options (and all grant and award instruments and agreements governing and evidencing the same).

              (b) Immediately prior to the Closing, the Company shall, or shall cause Rose Managers, Inc., a subsidiary of the Company, to pay to each holder of a Company Stock Option the Option Consideration (net of any applicable withholding tax as provided in Section 2.3(g)) in respect thereof. Until settled in accordance with the provisions of this Section 2.5(b), each Company Stock Option shall be deemed at any time after the Effective Time to represent for all purposes only the right to receive from the Company, Rose Managers, Inc., a subsidiary of the Company, or Parent, the Option Consideration.

              (c) The Company promptly shall use its commercially reasonable efforts (including causing the Board of Directors of the Company or any compensation, stock option, corporate governance, special or other duly constituted committee thereof to take all such actions as are permitted by the Company Stock Plans) to implement the provisions of this Section 2.5 (including, without limitation, the delivery to all holders of Company Stock Options such letters, notices and disclosures informing such holders of the REIT Merger and the transactions contemplated by this Agreement and delivery of the form of Optionee Consent Letter contemplated by Section 2.5(a) above) and to ensure that in exchange for payment of the Option Consideration (i) from and after the Effective Time, no holder of a Company Stock Option nor any party to or participant in any of the Company Stock Plans shall have any right thereunder to acquire any equity securities of the Company, Parent, the Surviving Corporation or any subsidiary thereof and (ii) the Company Stock Plans and all Company Stock Options (and all grant and award letters and agreements issued in respect thereof) shall terminate and become void as of the Effective Time. The Company shall permit each holder of Company Stock Options to satisfy any withholding Tax and other payments in respect of such holder under the Code and the rules and regulations promulgated thereunder, and pursuant to the applicable provisions of state, local and foreign Tax laws, by withholding such amount of cash otherwise payable to such holder pursuant to this Agreement as shall be equal in value to the amount of any such withholding Tax and other payments in respect of such holder.

              (d) Notwithstanding the provisions of any grant or award agreement evidencing awards of Company Common Stock the vesting of which is subject to future forfeiture or attainment of performance measures (a "Restricted Stock Grant"), all outstanding restricted Company Common Stock that is subject to a Restricted Stock Grant shall vest in full immediately prior to the Effective Time so as to no longer be subject to any forfeiture or to attainment of any performance measures and all such shares of Company Common Stock shall be considered outstanding Company Common Stock for all purposes of this Agreement, including receipt of the REIT Merger Consideration.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         SECTION 3.1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth on the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement which hereby is incorporated by reference in and constitutes an integral part of this Agreement (the "Company Disclosure Schedule") and which makes specific reference to the particular subsection(s) of this Agreement to which exception is being taken, or except as set forth in the Company SEC Documents, the Company hereby represents and warrants to Parent and REIT Merger Sub as follows:

              (a) Organization, Standing and Corporate Power.

                  (i) Each of the Company and its subsidiaries described in
         Schedule 3.1(a) to the Company Disclosure Schedule is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and requisite authority to carry on its business as presently being conducted. Each of the Company and its subsidiaries is duly qualified or licensed to conduct business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other jurisdictional presence makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate would not have a Material Adverse Effect on the Company.

                  (ii) The Company has delivered or made available to Parent prior to the execution of this Agreement complete and correct copies of its Charter and by-laws and the OP Agreement, as amended to date.

                  (iii) The minute books of the Company are true, complete and correct, in all material respects.

              (b) Subsidiaries. Schedule 3.1(a) of the Company Disclosure Schedule lists the names and jurisdiction of incorporation or organization of all the subsidiaries of the Company. The outstanding securities of the subsidiaries of the Company consist of shares of capital stock or other equity interests that are owned by the Company or its subsidiaries (other than the OP Units owned by limited partners as described on Schedule 3.1(c)(i) to the Company Disclosure Schedule). All outstanding shares of capital stock of, or other equity interests in, each such subsidiary: (i) have been duly authorized, validly issued and are fully paid and nonassessable;
(ii) owned by the Company or its subsidiaries are owned free and clear of all pledges, claims, liens, charges, encumbrances, adverse claims, mortgages and security interests of any kind or nature whatsoever (collectively, "Liens"); and
(iii) owned by the Company or its subsidiaries are free of all other restrictions (including restrictions on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) that would prevent the operation by the Surviving Corporation of such subsidiary's business as presently conducted. Except as set forth above or on Schedule 3.1(a) of the Company Disclosure Schedule, neither the Company nor any subsidiary owns any capital stock of, or other equity or voting interests in, any person.

              (c) Capital Structure. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $.01 par value, of the Company ("Company Preferred Stock"). As of the date hereof: (i) 28,519,999 shares of Company Common Stock (including Restricted Stock Grants but excluding shares of Company Common Stock issuable pursuant to Section 5.8 hereof) were issued and outstanding; (ii) 576,100 shares of Company Common Stock were held by the Company in its treasury and no shares of Company Common Stock were held by subsidiaries of the Company; (iii) 3,500,000 shares of Company Common Stock were reserved for issuance pursuant to the Company's Stock Plans of which 1,327,998 shares of Company Common Stock are subject to outstanding Company Stock Options; (iv) no shares of Company Preferred Stock were issued or outstanding. All outstanding shares of capital stock of the Company are, and all shares thereof which may be issued prior to the Closing Date will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or any similar rights. As of the date hereof: (i) 30,941,851 OP Units were issued and outstanding, of which 28,519,999 OP Units were owned by the Company and 2,421,852 OP Units were owned by Target OP's limited partners, all of whom are set forth on Schedule 3.1(c)(i) to the Company Disclosure Schedule; and (ii) no preferred partnership units of Target OP were issued and outstanding.

              Schedule 3.1(c)(ii) to the Company Disclosure Schedule is a true and complete list, as of the date hereof, of all outstanding Company Stock Options, the number of shares subject to each such Company Stock Option, the exercise price and the names of the holders thereof. Except as set forth in this
Section 3.1(c) or in accordance with the OP Agreement, (i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or voting securities or other ownership interests of the Company or Target OP, (B) any securities of the Company or any of its subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities or other ownership interests of the Company, Target OP, or any of their subsidiaries, or (C) any warrants, calls, options or other rights to acquire from the Company or any of its subsidiaries, or any obligation of the Company or any of its subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable or exercisable for, capital stock or voting securities or other ownership interests of the Company, Target OP, or any of their subsidiaries, and (ii) there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, other than pursuant to any "cashless exercise" provision of any Company Stock Options.

              None of the Company or any of its subsidiaries is a party, and, to the Knowledge of the Company and except as set forth in the Charter and OP Agreement, no other person having "beneficial ownership" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of more than 5% of the outstanding Company Common Stock (a "Major Shareholder") is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive, antidilutive or other similar rights with respect to any of the securities of the Company or any of its subsidiaries. There are no voting trusts, share or stockholders agreements or other agreements or understandings to which the Company or any of its subsidiaries is a party or, to the Knowledge of the Company, any Major Shareholder is a party, with respect to the voting of the capital stock of the Company or any of its subsidiaries. There is no debt of the Company or any of its subsidiaries which entitles the holder thereof to vote with holders of equity securities of the Company.

              (d) Authority; Noncontravention. The Company has all requisite corporate power and authority to enter into this Agreement and, subject, in the case of the REIT Merger, to the Company Shareholder Approval (as defined herein), and in the case of the OP Merger, the OP Partner Approval (as defined herein), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the REIT Merger, to the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and REIT Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect affecting creditors' rights and remedies generally and (ii) general principles of equity, whether considered in a proceeding at law or in equity.

              The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not, conflict with, or result in any violation, forfeiture or termination of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of forfeiture, termination, cancellation or acceleration (with or without notice or lapse of time, or both) of any material obligation or loss of a material benefit, under, or result in the creation or imposition of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the charter of the Company ("Charter") or by-laws of the Company, (ii) the Fifth Amended and Restated Agreement of Limited Partnership of Target OP (the "OP Agreement"),
(iii) the charter, or by-laws or the comparable organizational documents of any of its subsidiaries, (iv) any loan or credit agreement, note, bond, mortgage, Permit (as defined herein), indenture, lease, Intellectual Property (as defined herein), vendor agreement, capital lease, software agreement, franchise agreement, license agreement or other agreement or instrument applicable to the Company or any of its subsidiaries or their respective properties or assets that is material to the operations of the Company and its subsidiaries, taken as a whole (it being understood that no representation is being given as to whether the Surviving Corporation, the Surviving OP or any subsidiary will be in compliance with any financial covenants contained therein following the Mergers), or (v) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, writ, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (iv) and (v), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not (x) have a Material Adverse Effect on the Company or (y) reasonably be expected to impair or materially delay the ability of the Company to perform its obligations under this Agreement.

              No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any (i) Federal, state, local, municipal or foreign government, (ii) governmental, quasi-governmental authority (including any governmental agency, commission, public authority, branch, department or official, and any court or other tribunal) or body exercising, or entitled to exercise, any governmentally-derived administrative, executive, judicial, legislative, police, regulatory or taxing authority, or
(iii) any self-regulatory organization, administrative or regulatory agency, commission, tribunal or authority (each, a "Governmental Entity") is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (1) the filings with the SEC of (A) preliminary and definitive proxy materials pursuant to Regulation 14A under the Exchange Act relating to the Company Shareholders Meeting (such proxy materials, as amended or supplemented from time to time, the "Proxy Statement"), and (B) such reports under the Exchange Act as may be required in connection with the REIT Merger, this Agreement and the transactions contemplated by this Agreement; (2) the filing of the Articles of REIT Merger and Certificate of OP Merger with the Secretary of State of the State of Tennessee and the filing of the Certificate of REIT Merger with the Secretary of State of the State of Delaware; (3) such filings with Governmental Entities to satisfy the applicable requirements of the laws of states in which the Company and its subsidiaries are qualified or licensed to do business; and (4) any such consents, approvals, orders, authorizations, actions, registrations, declarations or filings that, individually or in the aggregate, would not (x) have a Material Adverse Effect on the Company, or (y) reasonably be expected to impair or materially delay the ability of the Company to perform its obligations under this Agreement.

              (e) Company Documents; Undisclosed Liabilities.

                  (i) Since January 1, 2000, the Company has timely filed (giving effect for this purpose to permissible extensions pursuant to Rule 12b-25 under the Exchange Act, to the extent the filing deadline as so extended was satisfied) all reports, schedules, forms, information statements and other documents required to be filed by the Company with the Securities and Exchange Commission (the "SEC") (and all certifications required pursuant to the Sarbanes-Oxley Act of 2002 ("SOXA")), (as amended through the date hereof, the "Company SEC Documents"). As of their respective filing dates, (A) the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and (B) no Company SEC Documents, as of their respective dates, except as amended or supplemented by a subsequent Company SEC Document, contained, and no Company SEC Documents filed subsequent to the date hereof will contain as of their respective dates, any untrue statement of a material fact or omitted, and no Company SEC Documents filed subsequent to the date hereof will omit as of their respective dates, to state a material fact required to be stated therein or necessary to make the statements therein (in the case of registration statements of the Company under the Securities Act, in light of the circumstances under which they were made) not misleading.

                  (ii) The consolidated financial statements of the Company and its subsidiaries included in Company SEC Documents (including the related notes) complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") (except, in the case of ---- unaudited statements, as permitted by Rule 10-01 of Regulation S-X) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial condition of the Company and its consolidated subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that were not, or with respect to any such financial statements contained in any Company SEC Documents to be filed subsequent to the date hereof are not reasonably expected to be, material in amount or effect). Except for liabilities incurred in the ordinary course of business since December 31, 2002 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither the Company nor any of its subsidiaries has any material liabilities or obligations of any nature. To the Company's Knowledge, PricewaterhouseCoopers LLP, who has expressed its opinion with respect to the consolidated financial statements of the Company and its subsidiaries included in Company SEC Documents (including the related notes), are independent public or certified public accountants as required by the Securities Act and the Exchange Act. Neither the Company nor Target OP has any outstanding and unresolved comments from the SEC with respect to any of the Company SEC Documents except to the extent such statements have been amended, modified or superseded by later filed Company SEC Documents. Other than Target OP, no other subsidiary of the Company is required to make any filing with the SEC.

                  (iii) The OP Units and the Company Preferred Stock are not registered under Section 12 or 15(d) of the Exchange Act.

              (f) Certain Contracts.

                  (i) Schedule 3.1(f) of the Company Disclosure Schedule lists all Company Material Contracts other than those filed by the Company or Target OP as exhibits to the Company SEC Documents. Each Company Material Contract is valid, binding and enforceable, and in full force and effect with respect to the Company and its subsidiaries and, to the Company's Knowledge, each other party thereto, except where such failure to be so valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and the Company has no Knowledge of any defaults thereunder, except those defaults that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, "Company Material Contract" shall mean (i) any loan agreement, indenture, note, bond, debenture or any other document or agreement evidencing a capitalized lease obligation or other indebtedness to any Person and in a principal amount greater than or equal to $500,000, (ii) each material commitment, contractual obligation, borrowing, capital expenditure or transaction entered into by the Company or any of its subsidiaries which may result in total payments by or liability of the Company or any of its subsidiaries in excess of $100,000 in any calendar year and which has a remaining term or duration of more than twenty four (24) months, (iii) each management agreement and hotel franchise agreement with respect to the Company's hotels in effect as of the date hereof, (iv) any strategic alliance or revenue sharing joint venture, (v) any agreement that grants any right of first or last refusal or right of first or last offer or similar right to acquire any material assets of the Company or that limits or purports to limit, in any material manner, the ability of the Company, or any of its subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or business, (vi) any contract or agreement providing for any material future payments that are conditioned, in whole or in part, on a change of control of the Company, or any of its subsidiaries, (vii) any collective bargaining agreement, (viii) any employment agreement or any agreement or arrangement that contains any material severance pay or post-employment liabilities or obligations to any current employee of the Company, or any of its subsidiaries (any such person, hereinafter, an "Employee"), other than as required under law or (ix) any other agreement filed as an exhibit to the Company SEC Documents pursuant to Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations ("Regulation S-K").

                  (ii) There is no confidentiality agreement, non-competition agreement or other contract or agreement that contains covenants that restrict the Company's or any subsidiary's ability to conduct its business in any location in a manner that is materially adverse to the business of the Company and its subsidiaries, taken as a whole.

              (g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since December 31, 2002 and through the date hereof the Company and its subsidiaries have conducted their respective businesses only in the ordinary course, and since such date there has not been:

                  (i) any issuance of Company Stock Options or restricted shares of Company Common Stock,

                  (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock or the OP Units, except a distribution of $.25 per share of Company Common Stock and OP Unit paid on March 31, 2003.

                  (iii) any split, combination or reclassification of any of the Company's capital stock or the OP Units or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of the Company's capital stock or the OP Units, except for issuances of Company Common Stock upon the exercise of Company Stock Options awarded and outstanding prior to the date hereof in accordance with their present terms or issuances of Company Common Stock upon redemption of OP Units,

                  (iv) (A) any granting by the Company or any of its subsidiaries to any current or former director, executive officer or other Employee of any increase in compensation, bonus, perquisites, incentive payments or other benefits except in the ordinary course of business, (B) any granting by the Company or any of its subsidiaries to any such current or former director, executive officer or Employee of any increase in severance or termination pay, or (C) any entry by the Company or any of its subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or any Employee,

                  (v) except insofar as may have been required by a change in GAAP or regulatory accounting principles, any change in the Company's accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities, businesses, properties, cash flows, revenue or expense recognition policies, estimates, accruals, reserves, guarantees, amortization, discounts, returns, allowances, depreciation, goodwill impairment, consolidation principles, contingencies, intercompany loans, credit collections, including, without limitation, any reserving, renewal, reversal, deferral, valuation or residual method, practice or policy, in each case, in effect on the date hereof, or change in any material respect of any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of the Federal income tax returns of the Company for the taxable year ended December 31, 2002,

                  (vi) any tax election or change in any Tax election, amendment to any Tax Return, closing agreement with respect to Taxes, or settlement or compromise of any income Tax liability by the Company or any of its subsidiaries, which had a Material Adverse Effect on the Company.

                  (vii) any material change in investment policies, or

                  (viii) any agreement or commitment (contingent or otherwise) to do any of the foregoing.

              (h) Permits; Compliance with Applicable Laws.

                  (i) The Company, its subsidiaries or the management companies for the Company's hotels own and/or possess all material permits, licenses, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the ownership and present operation of the Company's Hotels (the "Permits"). Each of the Company, its subsidiaries and, to the Company's Knowledge, the management companies referred to above is, and since January 1, 2001, has been, in compliance in all material respects with the terms of its Permits and all such Permits are in full force and effect and the Company has received no notice that any suspension, modification or revocation of any of them is pending or, to the Knowledge of the Company, threatened nor, to the Knowledge of the Company, do grounds exist for any such action except, in the aggregate for such suspensions, modifications or revocations as would not have a Material Adverse Effect on the Company.

                    (ii) Each of the Company and its subsidiaries and, to the
               Company's Knowledge, the management companies referred to above is, and since January 1, 2001, has been, in compliance in all material respects with all applicable statutes, laws, regulations, ordinances, Permits, rules, writs, judgments, orders, decrees and arbitration awards of each Governmental Entity applicable to the Company and its subsidiaries, except where the failure to be in compliance would not have a Material Adverse Effect on the Company.

                    (iii) Neither the Company, nor any of its subsidiaries is
               subject to any outstanding Restraint or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or, is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any resolutions at the request of any Governmental Entity, that materially restricts the conduct of its business or, that relates to policies, affairs, management or its business (each, a "Company Regulatory Agreement").

                    (iv) Except for filings with the SEC and filings with
               respect to Taxes, which are the subject of Sections 3.1(e) and 3.1(j), respectively, and not covered by this Section 3.1(h)(iv), the Company, and each of its subsidiaries has timely filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2000 with each Governmental Entity (the "Other ------ Company Documents"), and have timely paid all fees and assessments due and payable in connection therewith, except where the ----------------- failure to make such payments and filings individually or in the aggregate would not have a Material Adverse Effect on the Company. There is no material unresolved violation or exception by any of such Governmental Entities with respect to any report or statement relating to any examinations of the Company, or any of its subsidiaries.

                    (v) Neither the Company, nor any of its subsidiaries nor any of their respective directors, executive officers or Employees has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws or regulations which would be required to be disclosed in any Other Company Document except as disclosed therein, and no such disciplinary proceeding or order is pending, nor to the knowledge of the Company, threatened.

              (i) Absence of Litigation. Schedule 3.1(i) to the Company Disclosure Schedule contains a true and current list of each material pending and, to the Company's Knowledge, threatened litigation, action, suit, case, proceeding, investigation or arbitration and the amount of damages claimed or other remedies requested in which the Company or any of its subsidiaries is a party or to the Company's Knowledge, threatened to be joined as a party and, except as set forth in Schedule 3.1(i) to the Company Disclosure Schedule, no action, inquiry, demand, charge, requirement or investigation by any Governmental Entity and no litigation, action, suit, case, proceeding, investigation or arbitration by any Governmental Entity, in each case with respect to the Company, or any of its subsidiaries or Permits, is pending or, to the Knowledge of the Company, threatened.

              (j) Taxes.

                  (i) For the taxable year ended December 31, 1993 (the "Initial REIT Year"), and each taxable year ending thereafter, the Company and each of its subsidiaries (A) has timely filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so), and all such returns and reports are true, accurate and complete in all material respects, and (B) has paid (or the Company has paid on its behalf) within the time and manner prescribed by law, all Taxes shown on such returns and reports as required to be paid by it. The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all material Taxes payable by the Company and each subsidiary for all taxable periods and portions thereof through the date of such financial statements. The Company and each of its subsidiaries has established on its books and records reserves that are adequate for the payment of all material liabilities for Taxes accruing through the period covered by such books and records and until the Effective Time, shall continue to establish and maintain reserves that are adequate for the payment of all material liabilities for Taxes accruing through the Effective Time, assuming for these purposes the actual or deemed liquidation of the Company for federal income tax purposes as of such date. Since the beginning of the Initial REIT Year, the Company has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in
         Section 857(b)(6) of the Code or from "redetermined rents, redetermined deductions or excess interest" described by Section 857(b)(7) of the Code, or from the disallowance of a deduction for interest pursuant to
         Section 163(j) of the Code, and neither the Company nor any of its subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business. No material unpaid deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries, including claims by any taxing authority in a jurisdiction where the Company or any of its subsidiaries does not file Tax returns but in which any of them is or may be subject to taxation, and no requests for waivers of any statute of limitations in respect of Taxes have been made and no extensions of the time to assess or collect any such Tax are pending and no such waiver remains in effect. As used in this Agreement, "Taxes" or "Tax" includes all federal, state, local and foreign income, property, sales, ----- --- use, franchise, employment, payroll, excise, environmental and other taxes of any nature whatsoever, together with penalties, interest or additions to Tax with respect thereto.

                  (ii) For its Initial REIT Year, the Company made an election pursuant to Section 856(c)(1) of the Code to be taxable as a real estate investment trust and such election has not been terminated or revoked, and since its formation, Target OP has been classified for federal income tax purposes as a partnership pursuant to Section 7701 of the Code (and not as a "publicly traded partnership" pursuant to Section 7704 of the Code), and will continue to be so qualified through the Effective Time.

                  (iii) For its Initial REIT Year, and at all times thereafter up to and including the date hereof, the Company has met all of the requirements to be treated as a real estate investment trust within the meaning of Sections 856 through 860 of the Code, including, specifically, the requirements of Section 856 and 857 of the Code, has not taken or omitted to take any action which could reasonably be expected to result in a challenge by the IRS to its status as a REIT, and no such challenge is pending, and shall continue to meet such requirements up to and including the Effective Time, assuming, for this purpose, the actual or deemed liquidation of the Company for federal income tax purposes, as of such date.

                  (iv) The Company has timely declared and paid or shall timely declare and pay all dividends and has taken or shall take all other steps and actions through the Effective Time, including making all appropriate filings with applicable governmental and tax authorities, necessary to insure that the Company will not (a) have any federal or state taxable income attributable to the transactions contemplated by this Agreement including "real estate investment trust taxable income" as defined in Section 857(b) of the Code), or (b) incur any federal or state liability for Taxes, including, without limitation, any liability for Taxes associated with or incurred as a result of the transactions contemplated by this Agreement, but excluding Taxes incurred in the ordinary course of its business and assuming, for these purposes, the actual or deemed liquidation of the Company for federal income tax purposes as of the Effective Time.

                  (v) The sum of (i) the regular dividends that are treated as "dividends" under Section 316 of the Code (excluding any capital gain dividends) paid by the Company during the taxable year beginning January 1, 2003 and ending at the earlier of the Effective Time or December 31, 2003 (excluding the portion, if any, of such dividends that are treated as paid in 2002 pursuant to Section 857(b)(8) or
         Section 858 of the Code) plus (ii) any extraordinary dividends that are paid or deemed paid to the shareholders of the Company on or before the earlier of the Effective Time or December 31, 2003, taking into account, in each case, only those dividends which are properly deductible by the Company pursuant to Section 561 of the Code, will equal or exceed the amount described in Section 857(a)(1) of the Code, assuming, for this purpose, the actual or deemed liquidation of the Company for federal income tax purposes as of the Effective Time.

                  (vi) Since the beginning of the Initial REIT Year, the Company has incurred no liability for any material Taxes under IRS Notice 88-19 or Treasury Regulation Section 1.337(d)-5T, -6T or -7T. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed on the Company or any of its subsidiaries prior to the Closing.

                  (vii) The Company has made available to Parent true and correct copies of all federal income tax returns, state income tax returns and, if any, state franchise tax reports for the Company and its subsidiaries beginning with the Initial REIT Year.

                  (viii) There have been no income tax examination reports or statements of deficiencies assessed against the Target OP, the Company or the subsidiaries, which have been agreed to by the Company or its subsidiaries.

                  (ix) Neither the Company nor any of its subsidiaries holds any asset (x) the disposition of which would be subject to rules similar to
         Section 1374 of the Code as announced in IRS Notice 88-19 or Treasury Regulation Section 1.337(d)-5T, -6T or -7T or (y) that is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

                  (x) The Company does not have any earnings and profits attributable to the Company or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

                  (xi) Neither the Company nor any of its subsidiaries (A) has filed a consent under Section 341(f) of the Code concerning collapsible corporations, (B) is a party to any Tax allocation or sharing agreement with a third party or (C) for any taxable periods ending prior to the Effective Time has failed to distribute realized net capital gains as designated capital gain dividends pursuant to Section 857(b)(3) of the Code on or prior to the last day of the Company's taxable year to which such designation relates, taking into account dividends treated or paid and received on December 31 under Section 857(b)(9) of the Code.

                  (xii) The Company does not have any material liability for the Taxes of any Person other than the Company and its subsidiaries, and its subsidiaries do not have any material liability for the Taxes of any Person other than the Company and the Company's Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (B) as a transferee or successor, (C) by contract, (D) by operation of law, or (E) otherwise.

                  (xiii) Neither the Company nor any of its subsidiaries have made any payments, are obligated to make any payments, or are parties to an agreement that could obligate them to make any payments that will not be deductible under Section 280G of the Code with respect to any taxable year for which Tax returns have not been filed.

                  (xiv) The Company and its subsidiaries have disclosed to the IRS all positions taken on their Federal income Tax returns which could reasonably be expected to give rise to a penalty for substantial understatement of tax under Section 6662 of the Code.

                  (xv) For taxable years beginning after December 31, 2000, a timely Taxable REIT Subsidiary election was made for all corporations where the Company owned, directly or indirectly, greater than ten percent of the total voting power or value of the outstanding securities of such issuer (other than securities of a Qualified REIT

         Subsidiary or securities the ownership of which did not violate section 856(c)(4)(B) of the Code). Without limiting any of the other representations in this Agreement, to the extent the Company owns any stock, directly or indirectly, in a Taxable REIT Subsidiary, as defined in section 856(l) of the Code,

                      (A) The Taxable REIT Subsidiary has fully complied with
              the requirements in section 856(l)(3) and (4) of the Code, relating to (a) restrictions on operating or managing a lodging facility or healthcare facility, and (b) restrictions on providing to any person rights to a brand name under which any lodging facility or healthcare facility is operated.

                      (B) With respect to any amounts treated by the Company
              as qualified rents from real property for purposes of
              section 856(c) of the Code, and which were received from a Taxable REIT Subsidiary of the Company for the lease of a qualified lodging facility as defined in 856(d)(9)(D) of the Code, such lodging facility has been operated at all times on behalf of the Taxable REIT Subsidiary by a person who qualified as an eligible independent contractor within the meaning of section 856(d)(8) and 856(d)(9) of the Code, and whose agreements and relations with each of the Company and the Taxable REIT Subsidiaries have been at all times negotiated and maintained on an arm's length basis.

              (k) Employee Benefit Plans.

                  (i) Schedule 3.1(k) to the Company Disclosure Schedule contains a true and complete list of all pension, stock option, stock purchase, benefit, welfare, profit-sharing, retirement, disability, vacation, severance, hospitalization, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, funds, programs or arrangements, whether written or oral, in each of the foregoing cases which is maintained for the benefit of, or relates to any or all current or former employees of the Company nor any of its subsidiaries and any other entity ("ERISA Affiliate") related to the Company under Section 414(b), (c), (m) and (o) of the Code (the "Employee Plans"). Neither the Company nor any ERISA Affiliate of the Company has any commitment or formal plan, whether or not legally binding, to create any additional employee benefit plan or modify or change any existing Employee Plan other than as may be required by the express terms of such Employee Plan or applicable law.

                  (ii) With respect to each Employee Plan that has been qualified or is intended to be qualified under the Code or that is an "Employee Benefit Plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA"), such Employee Plan has been duly approved and adopted by all necessary and appropriate action of the Board of Directors of the Company (or a duly constituted committee thereof), and, with respect to each Employee Plan, the Company heretofore has delivered or made available to Parent complete and correct copies of each of the following documents:

                      (A) the Employee Plan and any amendments thereto (or if
              the Employee Plan is not a written Employee Plan, a description thereof);

                      (B) the annual report, (including all Schedules
              attached thereto), independent accountant's report, actuarial report, if required under ERISA and, for any Employee Plan to which Section 401(k) or 401(m) are applicable, non-discrimination testing for the three (3) most recent plan years, and the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87;

                      (C) the Summary Plan Description and summaries of
              material modifications and all modifications thereto communicated to employees with respect thereto;

                      (D) if the Employee Plan is funded through a trust or
              any third party funding vehicle, the trust or other funding agreement and the financial statements thereof;

                      (E) the most recent determination letter received from
              the Internal Revenue Service with respect to each Employee Plan intended to qualify under Section 401 or 501(c)(9) of the Code; and

                      (F) any pending favorable determination letter
              applications filed with the Internal Revenue Service, together with all attachments thereto and all subsequent correspondence and communications with regard to such application.

                  (iii) With respect to the Employee Plans, all required contributions for all periods ending before the Closing Date have been or will be paid in full by the Closing Date or will be accrued on the financial statements of the Company or ERISA Affiliate.

                  (iv) Neither the Company nor any ERISA Affiliate contributes or, during the five year period prior to the date hereof contributed, to or has any actual or contingent liabilities under a "multi-employer plan" as defined in Sections 3(37) and 4001(a)(3) of ERISA or Section 414 of the Code.

                  (v) With respect to each Employee Plan (i) no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code have occurred or are expected to occur as a result of the Mergers or the transactions contemplated by this Agreement which would result in a material liability for the Company or any ERISA Affiliate, (ii) no action, suit, grievance, arbitration or other type of litigation, or claim with respect to the assets of any Employee Plan (other than routine claims for benefits made in the ordinary course of plan administration for which plan administrative review procedures have not been exhausted) is pending or, to the Knowledge of the Company, threatened or imminent against the Company, any ERISA Affiliate or any fiduciary (in its capacity as a fiduciary of the Employee Plan), as such term is defined in Section 3(21) of ERISA ("Fiduciary"), including, but not limited to, any action, suit, grievance, arbitration or other type of litigation, or claim regarding conduct that allegedly interferes with the attainment of rights under any Employee Plan and (iii) the Company has no Knowledge of any facts which may reasonably be expected to give rise to any such actions, suits, grievances, arbitration or other type of litigation, or claims with respect to any Employee Plan. To the Knowledge of the Company, neither the Company nor any of its subsidiaries, nor any of their directors, officers, Employees or any Fiduciary has any material liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of any Employee Plan. None of the Employee Plans is subject to any pending investigations or to the Knowledge of the Company threatened investigations from any Governmental Agencies who enforce applicable laws under ERISA and the Code.

                  (vi) Each of the Employee Plans is, and has been, in all material respects, operated in accordance with its terms and each of the Employee Plans, and the administration thereof, is, and has been, in all material respects in compliance with the requirements of any and all applicable statutes, orders or governmental rules or regulations currently in effect, including, but not limited to, ERISA and the Code. All required reports and descriptions of the Employee Plans (including but not limited to Form 5500 Annual Reports, Form 1024 Application for Recognition of Exemption Under Section 501(a), Summary Annual Reports and Summary Plan Descriptions) have been timely filed and distributed as required by ERISA and the Code. Any notices required by ERISA or the Code or any other state or federal law or any ruling or regulation of any state or federal administrative agency with respect to the Employee Plans, including but not limited to any notices required by Section 204(h), Section 606 or Section 4043 of ERISA or Section 4980B of the Code, have been appropriately given except to the extent that a failure to do so will not result in a material liability by the Company or any ERISA Affiliate.

                  (vii) The IRS has issued a favorable determination letter with respect to each Employee Plan intended to be "qualified" within the meaning of Section 401(a) of the Code and no such letter has not been revoked and, to the Knowledge of the Company, no circumstances exist that could adversely affect the qualified status of any such plan and the exemption under Section 501(a) of the Code of the trust maintained thereunder. Each Employee Plan intended to satisfy the requirements of
         Section 125, 501(c)(9) or 501(c)(17) of the Code has satisfied such requirements in all material respects.

                  (viii) Neither the Company or any ERISA Affiliate maintains or, during the five year period prior to the date hereof maintained, or has any actual or contingent liabilities under an "employee pension benefit plan" as defined in Section 3(2) of ERISA that is or was subject to Title IV or Section 302 of ERISA.

                  (ix) No Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for Employees for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by Section 4980B of the Code, Section 601 of ERISA or other applicable law, (ii) death benefits under any "employee pension benefit plan" as defined in
         Section 3(2) of ERISA, (iii) benefits the full cost of which is borne by the Employee (or his beneficiary) or (iv) Employee Plans that can be amended or terminated by the Company without the consent of a participant or beneficiary. The Company does not have any current or projected liability with respect to post-employment or post-retirement welfare benefits for retired, former, or current Employees of the Company.

                  (x) No material amounts payable under the Employee Plans will fail to be deductible for Federal income tax purposes by virtue of
         Section 162(m) of the Code.

                  (xi) Except to the persons set forth on Schedule 3.1(k)(xi), the transactions contemplated by this Agreement will not be the direct or indirect cause of any amount paid or payable by the Company or any of its subsidiaries being classified as an excess parachute payment under Section 280G of the Code and no person will be entitled to a "gross up" or other similar payment in respect of excise taxes under
         Section 4999 of the Code with respect to the transactions contemplated by this Agreement.

                  (xii) Except as specifically identified on Schedule 3.1(k)(xii) to the Company Disclosure Schedule, neither the Company nor any of its subsidiaries will be obligated to pay to any Employee separation, severance, termination or similar benefits as a result of any transaction contemplated by this Agreement, nor shall any such transaction accelerate the time of payment or vesting, or increase the amount of any benefit or other compensation payable by the Company or any of its subsidiaries to any Employee.

              (l) Labor Matters. To the Company's Knowledge, after due inquiry of appropriate employees of the Company and its subsidiaries and records of the Company and its subsidiaries:

                  (i) Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and, to the Company's Knowledge, there is no question involving current union representation of employees of the Company or any of its subsidiaries, nor to the Company's Knowledge is any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) underway to organize any such employees.

                  (ii) There is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure pending, or, to the Knowledge of the Company or any of its subsidiaries, threatened against the Company or any of its subsidiaries.

                  (iii) There is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing, alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship pending, or, to the Knowledge of the Company, threatened against the Company or any of its subsidiaries.

                  (iv) There is no strike, slowdown, work stoppage or lockout pending, or, to the Knowledge of the Company, threatened, against or involving the Company or any of its subsidiaries.

                  (v) The Company and its subsidiaries are in material compliance with all applicable laws in respect of employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health.

                  (vi) There is no proceeding, claim, suit, action or governmental investigation pending or, to the Knowledge of the Company, threatened with respect to which any current or former director, officer, Employee or agent of the Company or any of its subsidiaries is claiming indemnification from the Company and its subsidiaries.

              (m) Environmental Matters. To the Company's Knowledge, after due inquiry of appropriate employees of the Company and its subsidiaries and records of the Company and its subsidiaries:

                  (i) each of the Company and its subsidiaries has obtained all material permits, approvals and authorizations required under Environmental Laws (hereinafter "Environmental Permits"), to operate their respective assets;

                  (ii) there are no present or past Releases (1) at any of the Owned Properties (as defined herein), (2) at any properties formerly owned or operated by the Company or any of its subsidiaries, (3) at any facility that received Hazardous Substances generated by the Company or any of its subsidiaries or (4) attributable to the operations of the Company or any of its subsidiaries to which a person has been exposed; in each such case, where such Releases have given rise to a claim asserted, that, in each case, has or would reasonably be expected to form the basis of any assertion of any material claim under Environmental Laws against the Company or any of its subsidiaries;

                  (iii) no Lien has been placed or threatened to be placed upon any of the Owned Properties or formerly owned or leased properties, under any Environmental Law that is attributable to the operations of the Company or any of its subsidiaries;

                  (iv) there has been no written report of an environmental investigation, study, audit, test, review or other analysis conducted in relation to any of the Owned Properties or any former operations or properties or facilities previously owned or leased by the Company or any of its subsidiaries, which is in the possession or control of the Company or any of its subsidiaries that has not been delivered or made available to the Parent at least ten (10) days prior to the date hereof;

                  (v) no Environmental Law imposes any obligation upon the Company or any of its subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement, including any requirement to modify or transfer any Environmental Permits, any requirement to file any notice or other submission with a Governmental Entity, the placement of any notice, restriction, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree, except where such failure or delay, individually or in the aggregate, would not have a Material Adverse Effect on the Company;

                  (vi) neither the Company, nor any of its subsidiaries has entered into or agreed to, nor does any of them currently intend to enter into, any consent decree or order in respect of the business of the Company or any of its subsidiaries, or any of the Owned Properties, and none of them is subject to any court or governmental entity order relating to compliance with, or addressing a Release of Hazardous Substances for which a cleanup or other response is required under, any Environmental Laws in respect of the business of the Company or any of its subsidiaries or any of the Owned Properties;

                  (vii) no underground storage tanks, asbestos containing materials or polychlorinated biphenyls or paint containing lead, are present on the Owned Properties in a condition which materially violates applicable Environmental Laws or which is subject to consent or compliance orders imposed by any governmental entity;

                  (viii) with respect to the Owned Properties and any other property formerly owned, used or operated by the Company or any of its subsidiaries, the Company has not received and has no Knowledge, after due inquiry of appropriate employees of the Company and its subsidiaries and records of the Company and its subsidiaries, of any basis for (i) any written notice, citation, summons, complaint or order from any Governmental Entity alleging a material violation of any Environmental Law attributable to the operations of the Company or any of its subsidiaries or (ii) any notice, citation, summons, complaint or order from any Governmental Entity alleging failure of the business of the Company or any of its subsidiaries to obtain any Environmental Permits; and

                  (ix) the Company has no Knowledge, after due inquiry of appropriate employees of the Company and its subsidiaries and records of the Company and its subsidiaries, of:

                      (A) any current or past unresolved material violation
              of or liability under any Environmental Laws or Environmental Permits attributable to the operations of the Company or any of its subsidiaries;

                      (B) as of the date hereof, the institution, pendency or
              threat of any material suit, action, claim or proceeding in connection with any violation or liability under any Environmental Laws or Environmental Permits attributable to the operations of the Company or its subsidiaries; or

                      (C) any material demand, claim, suit or order seeking
              or requiring payment for, response to, or remediation of Hazardous Substances at or arising from any of the Owned Properties, or other properties formerly owned or operated by the Company attributable to the operations of the Company, or at properties used for the storage, transportation or disposal of Hazardous Substances generated by the Company.

              (x)     As used in this Agreement:

                      (A) "Environmental Laws" shall mean any and all binding
              and applicable local, municipal, state or federal law, statute, treaty, directive, decision, judgment, award, regulation, decree, rule, code of practice, order, direction, consent, authorization or similar requirement, approval or standard concerning

              (1) public health and safety, and/or (2) environmental matters (including clean-up standards and practices), with respect to buildings, equipment, soil, sub-surface strata, air, surface water, or ground water, whether to facilities such as those of the Owned Properties in the jurisdictions in which the Owned Properties are located or to facilities such as those used for the transportation, storage or disposal of Hazardous Substances generated by the Company and/or its subsidiaries.

                      (B) "Hazardous Substances" shall mean any and all
              dangerous substances, hazardous substances, toxic substances, radioactive substances (including without limitation radon and other naturally occurring radioactive substances), hazardous wastes, special wastes, controlled wastes, oils, petroleum and petroleum products, hazardous chemicals and any other materials which are regulated by the Environmental Laws or otherwise found or determined by a Governmental Entity to be potentially harmful to human health or the environment, Hazardous Substances shall include, without limitation, asbestos, urea formaldehyde foam insulation, lead paint, polychlorinated biphenyls, and transformers, light ballasts, and/or any other equipment that might contain polychlorinated biphenyls, and any chemicals, materials or substances which may be defined as or included in the definition of "solid waste," "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous substances," "restricted hazardous wastes," "pollutants," "toxic substances" or "toxic pollutants" under any Environmental Law.

                      (C) "Release" shall mean any spilling, leaking,
              pumping, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Substances (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Substances) into the environment.

         (n) Intellectual Property. The Company and its subsidiaries own, possess or have adequate rights to use all trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of their businesses (collectively, the "Intellectual Property"), except where the failure to possess or have adequate rights to use such properties, individually or in the aggregate, would not have a Material Adverse Effect on the Company. All of the Intellectual Property is owned or licensed by the Company or its subsidiaries free and clear of any and all Liens, except those that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, and neither the Company nor any of its subsidiaries has forfeited or otherwise relinquished any Intellectual Property which forfeiture has resulted in, individually or in the aggregate, or would result in a Material Adverse Effect on the Company. To the Knowledge of the Company, the use of Intellectual Property by the Company or its subsidiaries does not in any material respect conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor, of any other Person, and there have been no claims made against the Company or any subsidiary, and neither the Company nor any of its subsidiaries has received any notice of any claim or otherwise has

Knowledge that any of the Intellectual Property is invalid or conflicts with the asserted rights of any other Person or has not been used or enforced or has failed to have been used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Intellectual Property, except for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

         (o) Insurance Matters. All material policies of insurance to which the Company or any of its subsidiaries is a party are set forth on Schedule 3.1(o) to the Company Disclosure Schedule. Such policies provide insurance coverage that the Company believes is customary in amount and scope for other companies in the hotel industry and no notice of cancellation or termination has been received by the Company with respect to any such policy. All such policies, considered collectively with other such policies providing the same type of coverage, are sufficient for compliance in all material respects with all requirements under any franchise and other agreements, plans, commitments and leases to which the Company or any of its subsidiaries is a party.

         (p) Transactions with Affiliates. There are no outstanding amounts payable to or receivable from, or advances by the Company or any of its subsidiaries to, and the Company nor any of its subsidiaries is otherwise a creditor of or debtor to, any director, Employee or affiliate of the Company or any of its subsidiaries, other than as part of the normal and customary terms of such persons' employment or service as a director with the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries is a party to any transaction or agreement with any affiliate, director or executive officer of the Company or any of its subsidiaries or any material transaction or agreement with any Employee other than executive officers..

         (q) Voting Requirements. The affirmative vote (in person or by duly authorized and valid proxy at the Company Shareholders Meeting) of the holders of a majority of the outstanding shares of Company Common Stock in favor of the approval of this Agreement (the "Company Shareholder Approval") is the only vote of the holders of any class or series of the Company's capital stock required by applicable law (including, without limitation, the TBCA), the Charter and the Company's bylaws to duly effect such approval. The OP Merger requires the approval of the Company, as general partner of Target OP and limited partners of Target OP who own more than 50% of the then current percentage or other interest in the profits of Target OP owned by all of the limited partners of Target OP (the "OP Partner Approval").

         (r) Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Credit Suisse First Boston LLC (the "Company Financial Advisor"), to the effect that, as of the date hereof, the REIT Merger Consideration is fair to holders of Company Common Stock, from a financial point of view, and such opinion has not been withdrawn, revoked or modified. A copy of such opinion shall be delivered to Parent promptly after the date hereof.

         (s) Brokers. Except for the Company Financial Advisor, a copy of whose engagement agreement has been or will be made available to Parent and whose fees in connection with the transactions contemplated by this Agreement shall not exceed the amounts set forth therein, no broker, investment banker, financial advisor, finder, consultant or other person is entitled to any broker's, finder's, financial advisor's or other similar fee, compensation or commission, however and whenever payable, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

         (t) Takeover Laws. The Company has taken (or caused to have been taken) and has done (or caused to have been done) all actions and things necessary to make this Agreement, the REIT Merger and all of the transactions contemplated hereby exempt from or otherwise not subject to the provisions of Sections 48-103-201 et. seq. (the "Business Combination Act"), and Sections 48-103-301 et. seq. (the "Control Share Acquisition Act"), Sections 48-103-401 et. seq (the "Authorized Corporation Protection Act") of the TBCA) or any other Tennessee state takeover law having a similar effect (collectively, "State Takeover Laws").

         (u) Real Property.

                  (i) (A) The Company, Target OP and each of their subsidiaries, as applicable, owns fee simple title to or has a valid leasehold interest in, each of the real properties reflected on the most recent balance sheet of the Company and/or Target OP included in the Company SEC Documents and as identified on Schedule 3.1(u)(i)(A) to the Company Disclosure Schedule (each, an "Owned Property" and collectively, the "Owned Properties"), which are all of the real estate properties owned or leased by them, free and clear of Liens except for the following permitted Liens (the "Permitted Liens"): (1) debt and other matters identified on Schedule 3.1(u)(i)(A) to the Company Disclosure Schedule,
         (2) inchoate Liens imposed for construction work in progress or otherwise incurred in the ordinary course of business, (3) mechanics', workmen's and repairmen's Liens (other than inchoate Liens for work in progress) which have heretofore been bonded or insured; (4) leases (whether or not of record), reciprocal easement agreements and all matters disclosed on existing title policies or as would be disclosed on current title reports or surveys prepared in accordance with ALTA/ACSM standards (excluding outstanding indebtedness listed on Schedule 3.1(u)(i)(A) to the Company Disclosure Schedule); (5) real estate Taxes and special assessments for the calendar year in which the Closing occurs and (6) ground leases;

                      (B) the Owned Properties are not subject to any rights of
              way or written agreements affecting building use or occupancy, or reservations of an interest in title (collectively, "Owned Property Restrictions"), except for (1) applicable laws, ordinances and regulations governing ownership and development of the Owned Properties, including but not limited to zoning, subdivision and building code regulations, (2) leases, reciprocal easement agreements and all matters disclosed on existing title policies or as would be disclosed on current title reports or surveys prepared in accordance with ALTA/ACSM standards (excluding outstanding indebtedness listed on Schedule 3.1(u)(i)(A) to the Company Disclosure Schedule) and (3) real estate Taxes and special assessments for the calendar year in which the Closing occurs;

                      (C) except as would not have a Material Adverse Effect on
              the Company, valid policies of title insurance have been issued insuring Company's, Target OP's, any subsidiary's or any predecessor in interest's fee simple title or ground leasehold estate to the Owned Properties except as noted therein, and, to the Knowledge of the Company, such policies are, at the date of this Agreement, in full force and effect and no claim has been made against any such policy;

                      (D) except as would not have a Material Adverse Effect on
              the Company, to the Knowledge of Company, there is no certificate, permit or license from any Governmental Entity having jurisdiction over any of the Owned Properties or any agreement, easement or any other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Owned Properties or which is necessary to permit the lawful egress and ingress to and from any of the Owned Properties (collectively, the "Property Agreements") that has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same;

                      (E) except as would not have a Material Adverse Effect on
              the Company, neither the Company nor any of its subsidiaries has received written notice of any violation of any Federal, state or municipal Law, ordinance, order, regulation or requirement affecting any portion of any of the Owned Properties issued by any Governmental Entity that has not otherwise been resolved;

                      (F) except as would not have a Material Adverse Effect on
              the Company, neither the Company nor any of its subsidiaries has received written notice from any Governmental Entity to the effect that there are any (1) condemnation or rezoning or proceedings that are pending or, to the Knowledge of the Company, threatened with respect to any material portion of any of the Owned Properties or (2) zoning, building or similar Laws or orders that are presently being violated or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Owned Properties or by the continued maintenance, operation or use of the parking areas;

                      (G) except as would not have a Material Adverse Effect on
              the Company, neither the Company nor any of its subsidiaries has received written notice that it is currently in default or violation of any Owned Property Restrictions; and

                      (H) except as would not have a Material Adverse Effect on
              the Company, neither the Company nor any of its subsidiaries has received written notice that it is currently in default of any material Property Agreements.

                      (I) The 2003 capital expenditure budget previously
              provided to Parent and previously approved by the Board of Directors of the Company represents all the capital expenditures to be made with respect to each of the Owned Properties through the period ending December 31, 2003, and such budget is intended to comply with each applicable franchise agreement (including without limitation any product improvement plans) to which the Company or any of its subsidiaries is a party.

                  (ii) Except as would not have a Material Adverse Effect on the Company, to the Knowledge of the Company, each Owned Property complies with the Owned Property Restrictions.

                  (iii) All properties currently under development or construction by the Company, Target OP and any of their subsidiaries and all properties currently proposed for acquisition, development or commencement of construction prior to the Effective Time by the Company and any of its subsidiaries are listed as such on Schedule 3.1(u)(iii) to the Company Disclosure Schedule. All executory agreements entered into by the Company, Target OP or any of its subsidiaries relating to the development or construction of real estate properties (other than agreements for architectural, engineering, planning, accounting, legal or other professional services or agreements for material or labor) are listed on Schedule 3.1(u)(iii) to the Company Disclosure Schedule.

                  (iv) Schedule 3.1(f) to the Company Disclosure Schedule sets forth a listing of all of the Company's and its subsidiaries' leases in a principal amount greater than or equal to $100,000, other than with respect to the leases with the Company's subsidiaries as lessees, for each of the Owned Properties as of the date hereof. Except as would not have a Material Adverse Effect on the Company, the information set forth in Schedule 3.1(f)(iv) is true, correct and complete as of the date thereof. Except as would not have a Material Adverse Effect on the Company, or as set forth in a delinquency report made available to Parent, neither the Company nor any of its subsidiaries, on the one hand, nor, to the Knowledge of Company, any other party, on the other hand, is in material monetary default under any such lease.

                  (v) There are no structural defects or other defects in the heating, ventilating, air conditioning, electrical, plumbing, water, elevator(s), and sanitary sewer systems at the Company's properties listed on Schedule 3.1(u)(v), other than matters which, in the aggregate, will not cost more than $10,000,000 to repair.

              (v) Investment Company. Neither the Company nor any of its subsidiaries is required to be registered as an investment company under the Investment Company Act of 1940, as amended.

              (w) Board Approval. Pursuant to meetings duly noticed and convened in accordance with all applicable laws and at each of which a quorum was present, the Board of Directors of the Company, after full and deliberate consideration, has (i) duly adopted this Agreement on behalf of the Company and on behalf of the Company as general partner of Target OP, and (ii) resolved to make the Company Recommendation, and directed that the REIT Merger be submitted for consideration by the holders of Company Common Stock at the Company Shareholders Meeting.

              (x) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's Shareholders and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent specifically for inclusion or incorporation by reference in the Proxy Statement. Each of the Company and its subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurances that (i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company's consolidated assets; (iii) access to the Company's assets is permitted only in accordance with management's authorization; and (iv) the recorded accountability of the Company's assets is compared with existing assets at reasonable intervals all as required pursuant to Section 13(b)(2) of the Exchange Act.

         SECTION 3.2. REPRESENTATIONS AND WARRANTIES OF PARENT, ACQUIROR OP AND REIT MERGER SUB. Parent, Acquiror OP and REIT Merger Sub hereby, jointly and severally, represent and warrant to the Company and Target OP as follows:

              (a) Organization, Standing and Corporate Power.

                  (i) Each of Parent, REIT Merger Sub and Acquiror OP is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power or other power, as the case may be, and requisite authority to carry on its business as presently being conducted. Each of Parent and REIT Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other jurisdictional presence makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not have a Material Adverse Effect on Parent or REIT Merger Sub.

                  (ii) REIT Merger Sub is a newly formed corporation.

                  (iii) Acquiror OP is a newly formed limited partnership with no material assets or liabilities, except for liabilities arising under this Agreement. REIT Merger Sub and Acquiror OP have not conducted, and will not conduct any business or activities prior to the Mergers other than the issuance of their equity interests in connection with their formation.

              (b) Authority; Noncontravention. Each of Parent, Acquiror OP and REIT Merger Sub has all requisite corporate or partnership power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, Acquiror OP and REIT Merger Sub and the consummation by Parent, Acquiror OP and REIT Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or partnership action on the part of Parent, Acquiror OP and REIT Merger Sub, as applicable. This Agreement has been duly executed and delivered by each of Parent, Acquiror OP and REIT Merger Sub, and, assuming the due authorization, execution and delivery hereof by the Company and Target OP, constitutes the valid and binding obligations of Parent, Acquiror OP and REIT Merger Sub, respectively, enforceable against Parent, Acquiror OP and REIT Merger Sub, respectively, in accordance with their terms, except that such enforceability may be subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect affecting creditors' rights and remedies generally and (ii) general principles of equity, whether considered in a proceeding of law or in equity.

              The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not, conflict with, or result in any violation, forfeiture or termination of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of forfeiture, termination, cancellation or acceleration (with or without notice or lapse of time, or both) of any material obligation or loss of a material benefit, under, or result in the creation or imposition of any Lien upon any of the properties or assets of Parent, Acquiror OP or REIT Merger Sub under, (i) the certificate of incorporation or by-laws of Parent, (ii) the certificate of incorporation or by-laws of REIT Merger Sub, (iii) the certificate of limited partnership or the agreement of limited partnership of Acquiror OP; (iv) any loan or credit agreement, note, bond, mortgage, indenture, lease, vendor agreement, capital lease, software agreement, permit, concession, franchise, license or other agreement or instrument or similar authorization applicable to Parent or REIT Merger Sub or (v) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, writ, statute, law, ordinance, rule or regulation applicable to Parent or REIT Merger Sub, other than, in the case of clauses (iv) and (v), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect on Parent or (y) reasonably be expected to materially impair or materially delay the ability of Parent, Acquiror OP or REIT Merger Sub to perform their respective obligations under this Agreement.

              No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Acquiror OP or REIT Merger Sub in connection with the execution and delivery of this Agreement by Parent, Acquiror OP and REIT Merger Sub or the consummation by Parent, Acquiror OP and REIT Merger Sub of the transactions contemplated by this Agreement, except for (1) the filings with the SEC of such reports under the Exchange Act as may be required in connection with the REIT Merger, the OP Merger, this Agreement and the transactions contemplated by this Agreement; (2) the filing of the Articles of REIT Merger and Certificate of OP Merger with the Secretary of the State of the State of Tennessee and the filing of the Certificate of REIT Merger; (3) such filings with Governmental Entities to satisfy the applicable requirements of the laws of states in which Parent and its subsidiaries are qualified or licensed to do business; and (4) any such consents, approvals, orders, authorizations, actions, registrations, declarations or filings that, individually or in the aggregate, would not (x) have a Material Adverse Effect on the Parent, or (y) reasonably be expected to impair or materially delay the ability of the Parent, Acquiror OP and REIT Merger Sub to perform their obligations under this Agreement.

              (c) Brokers. Except for Banc of America Securities LLC, no broker, investment banker, financial advisor, finder, consultant or other person is entitled to any broker's, finder's, financial advisor's or other similar fee, compensation or commission, however and whenever payable, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Acquiror OP or REIT Merger Sub.

              (d) Compliance with Applicable Laws. Each of Parent, Acquiror OP and REIT Merger Sub is and in the case of Parent has, since January 1, 2000, been, in compliance in all material respects with all applicable statutes, laws, regulations, ordinances, permits, rules, writs, judgments, orders, decrees or arbitration awards of any Governmental Entity applicable to Parent, Acquiror OP and REIT Merger Sub except where the failure to be in compliance would not have a Material Adverse Effect on Parent.

              (e) Absence of Litigation. There are no material pending or, to Parent's Knowledge, threatened litigations, actions, suits, cases, proceedings, investigations or arbitrations with respect to Parent, Acquiror OP or REIT Merger Sub or any of their respective properties that would (x) have a Material Adverse Effect on Parent or (y) reasonably be expected to materially impair or materially delay the ability of Parent, Acquiror OP or REIT Merger Sub to perform their respective obligations under this Agreement.

              (f) Absence of Certain Changes. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as disclosed in the Parent SEC Documents filed and publicly available prior to the date hereof, since December 31, 2002, there are not, to Parent's Knowledge, any facts, circumstances or events that make it reasonably likely that Parent, Acquiror OP and REIT Merger Sub will not be able to fulfill their obligations under this Agreement in all material respects.

              (g) Board Approval. Pursuant to meetings duly noticed and convened in accordance with all applicable laws and at each of which a quorum was present, (i) the Board of Directors of Parent, after full and deliberate consideration, has duly adopted this Agreement and resolved that the REIT Merger and the transactions contemplated hereby are advisable, (ii) the Board of Directors of REIT Merger Sub, after full and deliberate consideration, has duly approved this Agreement and has determined that the REIT Merger and the OP Merger are in the best interests of its shareholders; and (iii) the Board of Directors of the general partner of the Acquiror OP, on behalf of the Acquiror OP, after full and deliberate consideration, has duly approved this Agreement and has determined that the REIT Merger and OP Merger are in the best interests of the Acquiror OP's partners.

              (h) Adequate Funds. Parent has, and will have at the Closing, adequate cash reserves or borrowing availability under existing credit facilities and/or standard and customary lending commitments sufficient in the aggregate to pay the aggregate REIT Merger Consideration and OP Merger Consideration and all other payments contemplated hereunder, in each case at such time and in such manner as contemplated by this Agreement. Parent has provided to the Company copies of any financing commitment letters relating to funding of any of the payments required by Parent hereunder.

              (i) Information Supplied. None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's Shareholders and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement.

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         SECTION 4.1. CONDUCT OF BUSINESS BY THE COMPANY. Except as set forth on
Schedule 4.1 to the Company Disclosure Schedule, as required by applicable law or regulation and except as otherwise expressly contemplated by this Agreement, until the earlier of the termination of this Agreement and the Effective Time, the Company shall, and shall cause Target OP and each of their subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and in material compliance with all applicable laws and regulations, pay their respective debts and Taxes when due, pay or perform their other respective obligations when due, and use commercially reasonable efforts consistent with the terms of this Agreement to preserve intact their current business organizations, their current business relationships with their respective suppliers and customers, goodwill, and the Company's status as a REIT, use commercially reasonable efforts consistent with the other terms of this Agreement to keep available the services of their current officers and Employees, all with the goal of preserving unimpaired their goodwill and ongoing businesses at the Effective Time. Without limiting the generality of the foregoing, senior officers of Parent and the Company shall meet on a regular basis as reasonably requested by Parent to review the financial and operational affairs of the Company, Target OP, and their subsidiaries, to the extent permitted by applicable law. Except as set forth on
Schedule 4.1 to the Company Disclosure Schedule, as required by applicable law or regulation and except as otherwise expressly contemplated by this Agreement or except as previously consented to by Parent in writing, after the date hereof until the earlier of the termination of this Agreement or the Effective Time, without the prior consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, the Company shall not, and shall not permit any subsidiaries to:

              (i) other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company or Target OP to its parent (x) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any shares of any class or series of its capital stock, (y) split, combine or reclassify any shares of any class or series of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of any class or series of its capital stock, except upon the exercise of Company

         Stock Options or redemption of OP Units that are outstanding as of the date hereof, or (z) purchase, redeem or otherwise acquire any shares of any class or series of its capital stock, other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than the issuance of Company Common Stock upon the exercise of Company Stock Options or redemption of OP Units that are outstanding on the date hereof in accordance with their present terms);

              (ii) issue, deliver or sell any class or series of capital stock, or any other voting securities, including, without limitation, any restricted shares of Company Common Stock, or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, including, without limitation, any Company Stock Options; other than upon exercise of Company Stock Options or redemption of OP Units;

              (iii) amend its charter, by-laws, agreement of limited partnership or other organizational instrument or agreement;

              (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or any equity securities or indebtedness of, or by any other manner, any business or any person, or otherwise acquire or agree to acquire any assets for consideration in excess of $500,000 in any one transaction or series of related transactions or $1,500,000 in the aggregate;

              (v) sell, lease, license, mortgage, exchange, transfer or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, or create any security interest in such assets or properties, other than pursuant to transactions in the ordinary course of business and consistent with past practices;

              (vi) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, indemnify or endorse, or otherwise become directly or indirectly responsible or liable for the obligations of any person or, other than in the ordinary course of business or as otherwise permitted hereunder, make any loans, advances or capital contributions to, or investments in, any person other than its wholly owned subsidiaries and as a result of ordinary advances and reimbursements to employees and endorsements of banking instruments. From the date hereof through and including the Effective Time, other than in the ordinary course of business consistent with past practices, neither the Company, nor any of its subsidiaries shall draw down or borrow any monies pursuant to the Sixth Amended and Restated Revolving Credit Agreement, dated October 31, 2002 among Rose Partnership, L.P., Rose Hotel Investors, Inc., Rose Leasing VII, Inc., Banc of America Securities LLC and Bank of America, N.A.;

              (vii) change in any material respect its accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities, businesses, inventories, cash flows, revenue or expense recognition policies, estimates, accruals, reserves, guarantees, amortization, discounts, returns, allowances, depreciation, goodwill impairment, consolidation principles, contingencies, intercompany loans, credit collections, including, without limitation, any reserving, renewal, reversal, deferral, valuation or residual method, practice or policy, in each case, in effect on the date hereof, except as required by changes in GAAP or regulatory accounting principles, or change in any material respect any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of the Federal income tax returns of the Company for the taxable year ended December 31, 2002, except as required by changes in law or regulation;

              (viii) make or change any material Tax election, file any material amended Tax Return, enter into any closing agreement or settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, provided, that for purposes of this subparagraph (ix), "material" shall mean affecting or relating to $1,000,000 of taxable income;

              (ix) create, renew or amend, or take any other action that may result in the creation, renewal, or amendment, of any agreement or contract or other binding obligation of the Company or any of its subsidiaries containing any material restriction on the ability of the Company or any of its subsidiaries, taken as a whole, to conduct its business as it is presently being conducted;

              (x) (A) except in accordance with, and pursuant to, the Company's 2003 capital budget, incur any capital expenditures in an aggregate amount in excess of $250,000 or (B) enter into any agreement obligating the Company or any of its subsidiaries to spend more than $250,000 annually, or $2,000,000 in the aggregate, or undertake any material commitment or material transaction of the type described in Section 3.1(f) of this Agreement, other than in the ordinary course of business consistent with past practice;

              (xi) amend or otherwise modify, except in the ordinary course of business, in any adverse respect, or violate the terms of any of the Company Material Contracts or other binding obligations of the Company or its subsidiaries;

              (xii) alter in any material respect, or enter into any commitment to alter in any material respect, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any equity or ownership interest on the date hereof (other than in the ordinary course of business consistent with past practice);

              (xiii) (A) grant to any current or former director, executive officer or other Employee of the Company or any of its subsidiaries any increase in compensation, perquisites, bonus or other benefits, except for salary, wage, bonus or benefit increases to current Employees who are not executive officers and which are in the ordinary course of business, consistent with past practice, (B) grant to any such current or former director, executive officer or other Employee of the Company or any of its subsidiaries any increase in severance or termination pay, (C) enter into, or amend, or take any action to clarify any provision of, any Employee Plan or any employment, deferred compensation, thrift, stock option, pension, welfare, retirement, consulting, severance, medical, trust, termination or indemnification agreement with any such current or former director, executive officer or other Employee, amend, or otherwise modify, any Company Stock Plan or (D) modify any Company Stock Option or Restricted Stock Grant;

              (xiv) except pursuant to agreements or arrangements in effect on the date hereof and disclosed in writing and provided or made available to Parent and except for compensation for service as an officer, Employee or director consistent with past practice, and in all cases solely to the extent permissible under SOXA, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any affiliate or the immediate family members or associates of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice;

              (xv) agree or consent to any material amendment or modification of existing agreements with any Governmental Entity in respect of the operations of its business, except (i) as required by law or (ii) to effect the consummation of the transactions contemplated hereby;

              (xvi) pay, discharge, settle, compromise or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including taking any action to settle or compromise any litigation, action, suit, case, investigation or proceeding (including, without limitation, those of a judicial, arbitral or governmental mandate) in excess of $100,000 in the aggregate, other than any such payment, discharge, settlement, compromise or satisfaction in the ordinary course of business, consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents, or incurred since December 31, 2002 in the ordinary course of business consistent with past practice;

              (xvii) authorize, or commit or agree to take, any of the foregoing actions or any other action that would be reasonably likely to prevent the Company from performing or would be reasonably likely to cause the Company not to perform its covenants in this Agreement;

              (xviii) except as contemplated by Section 5.5 of this Agreement, issue any broadly distributed communication of a general nature to its Employees, customers or suppliers (including general communications relating to benefits and compensation) without the prior written approval of Parent (which will be provided within 24 hours of submission to Parent), except for communications in the ordinary course of business that do not relate to the REIT Merger or the transactions contemplated by this Agreement;

              (xix) permit to expire, lapse or terminate or take any action reasonably likely to result in the expiration, lapse or termination of any insurance policies referred to in Section 3.1(o); or

              (xx) take any action or fail to take any action which would result in any of the conditions of Article VI not being satisfied.

         SECTION 4.2. ADVICE OF CHANGES. Each of the Company and Target OP, on the one hand, and Parent, Acquiror OP and REIT Merger Sub, on the other hand, shall promptly advise the other party orally and in writing to the extent it has Knowledge of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; (iii) any suspension, termination, limitation, modification, change or other alteration of any material agreement, arrangement, business or other relationship with any of the Company's or any of its subsidiaries' respective customers, suppliers, vendors, or franchisors; and
(iv) any change or event having or which would have a Material Adverse Effect on such party or on the accuracy and completeness of its representations and warranties or the ability of such party to satisfy the conditions set forth in
Article VI; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; and provided further that a failure to comply with this Section
4.2 shall not constitute a failure to be satisfied of any condition set forth in
Article VI unless the underlying untruth, inaccuracy, failure to comply or satisfy, or change or event would independently result in a failure of a condition set forth in Article VI to be satisfied. Specifically, Parent will inform the Company in the event its representations and warranties set forth in
Section 3.2(h) have been breached.

         SECTION 4.3. NO SOLICITATION BY THE COMPANY.

              (a) Until the earlier of the Effective Time or the date of termination of this Agreement, neither the Company, Target OP, nor any of their subsidiaries, nor any of the officers or directors of the Company, Target OP, or any of their subsidiaries shall, and the Company shall instruct and use its commercially reasonable efforts to cause its, Target OP's and their subsidiaries' agents, employees, representatives and affiliates (including any investment banker, attorney or accountant retained by it, Target OP or any of their subsidiaries) not to, directly or indirectly, (i) solicit or initiate any inquiries or expressions of interest regarding, or the making of any offer or proposal which reasonably could be expected to lead to, the receipt or submission of a Company Takeover Proposal (as defined herein), (ii) participate in any discussions or provide any confidential or material non-public information, data or assistance to any person relating to any Company Takeover Proposal, (iii) except as otherwise permitted hereunder, enter into any agreement regarding any Company Takeover Proposal, (iv) except as otherwise permitted hereunder, make or authorize any statement, recommendation or solicitation in support of or expressing neutrality in respect of any Company Takeover Proposal or (v) grant any waiver or release under any "standstill" or similar agreement entered into prior to the date of this Agreement; provided, however, that prior to the Effective Time, the Company shall be permitted to (A) engage in discussions with any person who seeks (without any solicitation by the Company or its directors, officers, Employees, advisors, agents or representatives in violation of this Section 4.3) to initiate discussions relating to a Company Takeover Proposal, and (B) subject to receipt by the Company of an executed confidentiality agreement from such person containing customary terms for and conditions relative to transactions of such nature, furnish such person information concerning the Company and its subsidiaries, if and only to the extent that prior to furnishing any such information to, or entering into discussions with, any such person, (1) the Board of Directors of the Company determines in its good faith, after consultation with outside legal counsel, that engaging in such discussions or providing such information is consistent with the fiduciary duties of the Company's Board of Directors under applicable law, (2) the Company's Board of Directors concludes in its good faith, after consultation with its outside legal counsel and the Company Financial Advisor (or an independent financial advisor of nationally recognized reputation), that there is a reasonable likelihood that such actions would lead reasonably promptly to the receipt or submission of a Company Superior Proposal and (3) the Company provides prior written notice to Parent of its intention to take such action. Upon the execution of this Agreement, the Company, Target OP, their subsidiaries and their representatives immediately shall cease and cause to be terminated all existing activities, discussions, inquiries, investigations or negotiations with all parties (other than Parent, Acquiror OP, REIT Merger Sub and their respective directors, officers, agents, representatives and advisors) with respect to any Company Takeover Proposal or proposed transaction which could lead to a Company Takeover Proposal.

         For purposes of this Agreement, "Company Takeover Proposal" means any inquiry, expression of interest, term sheet, letter of intent, proposal or offer from any person relating to any (i) acquisition, purchase, lease, exchange, sale, joint venture, or mortgage (in a single transaction or series of related transactions) of 20% or more of the consolidated assets of the Company and its subsidiaries, excluding bona fide financing transactions, which do not have as a purpose or effect, the sale or transfer of control of such assets, (ii) offer, sale, issuance or purchase (in a single transaction or series of related transactions) of 20% or more of the Equity Securities (as defined in Section 3(a)(11) of the Exchange Act) or voting debt securities of the Company, (iii) tender or exchange offer which, if consummated, would result in any person acquiring beneficial ownership of 20% or more of the Equity Securities or voting debt securities of the Company, (iv) merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, reincorporation or similar transaction involving the Company, (v) the effectuation by the Company of a transaction that would involve either a change in or reconstitution of the Company's outstanding capital stock or a distribution of assets of any kind to the holders thereof, (vi) repurchase by the Company or any of its subsidiaries of shares of the Company's capital stock or voting debt securities, or (vii) public announcement by the Company or any other person of a proposal, plan or intention to pursue, enter into or consummate any of the foregoing (in each case, except any of the transactions contemplated hereby).

         For purposes of this Agreement, a "Company Superior Proposal" means any unsolicited bona-fide, written proposal or offer (setting forth the price and structure, made by any person (other than Parent, Acquiror OP, REIT Merger Sub or an affiliate thereof) to acquire, directly or indirectly, including pursuant to a tender or exchange offer, merger, consolidation, share exchange, business combination, recapitalization, reincorporation, or other similar transaction

(including any change-in-control of the type contemplated by Rule 14f-1 under the Exchange Act), 100% of the combined voting power of the Company's capital stock then outstanding or all or substantially all of the consolidated assets of the Company and which the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel and the Company Financial Advisor (or an independent financial advisor of nationally recognized reputation), would be more favorable to the holders of Company Common Stock than the REIT Merger and the holders of OP Units than the OP Merger and is reasonably capable of being consummated in a timely manner, taking into account the financial, regulatory, legal and other aspects of such proposal or offer.

              (b) Except as expressly permitted by the following paragraph of this Section 4.3(b), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Parent, the approval or adoption of the Agreement, the REIT Merger or the Company Recommendation or take any action or make any statement in connection with the Company Shareholders Meeting inconsistent with such approval, adoption or Company Recommendation (collectively, a "Change in the Company Recommendation"), (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal, or (iii) cause the Company or any of its subsidiaries to enter into any letter of intent, agreement-in-principle, memorandum of understanding, term sheet, agreement, contract, commitment, plan or arrangement (each, a "Company Acquisition Agreement") related to any Company Takeover Proposal.

         Notwithstanding the foregoing, if in response to a Company Takeover Proposal from any person which is not received in violation of this Section 4.3, the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and the Company Financial Advisor (or an independent financial advisor of nationally recognized reputation), that such Company Takeover Proposal constitutes a Company Superior Proposal, subject to payment of the fee required to be paid by the Company to Parent pursuant to
Section 5.4(b), the Board of Directors of the Company may, (A) at any time prior to the Company Shareholders Meeting, effect a Change in the Company Recommendation or, (B) terminate this Agreement and enter into a Company Acquisition Agreement with respect to such Company Superior Proposal; provided, however, that at least three business days prior to taking any of the actions set forth in clause (B) of this paragraph, the Company's Board of Directors theretofore shall have provided Parent written notice advising Parent that the Company's Board of Directors is prepared to conclude that such Company Takeover Proposal constitutes a Company Superior Proposal and during such three business day period the Company and its agents, representatives and advisors shall have negotiated diligently and in good faith with Parent for purposes of making adjustments to and/or amendments in the terms and conditions of this Agreement such that such Company Takeover Proposal would no longer constitute a Company Superior Proposal and after fully considering any such adjustment or amendment the Company's Board of Directors determines in good faith, after consultation with its outside legal counsel and the Company Financial Advisor (or an independent financial advisor of nationally recognized reputation), that such Company Takeover Proposal constitutes a Company Superior Proposal; it being hereby intended and agreed that the Company shall not enter into any Company Acquisition Agreement with respect to such Company Superior Proposal (or propose publicly to do so) prior to the expiration of such three-business day period.

              (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.3, the Company shall advise Parent orally and within 24 hours in writing of any request for information relating to a Company Takeover Proposal, or of any Company Takeover Proposal, the material terms and conditions of such request or Company Takeover Proposal and the identity of the person making such request or Company Takeover Proposal, and shall promptly provide a copy of any written request or Company Takeover Proposal to Parent, and any information and/or documents provided by the Company, the OP or any of their subsidiaries to the person making such request or Company Takeover Proposal to the extent not previously furnished to Parent. The Company will keep Parent promptly informed, on a current basis and in reasonable detail, of the status and details (including amendments or proposed amendments) of any such request or Company Takeover Proposal.

              (d) Nothing contained in this Section 4.3 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure if the Board of Directors of the Company, after consultation with outside legal counsel, determines in good faith that such disclosure is consistent with its obligations under applicable law; provided, however, any such disclosure relating to a Company Takeover Proposal shall be deemed to be a Change in the Company Recommendation if it otherwise has the effect described in clause (i) of Section 4.3(b) above.

         SECTION 4.4 CERTAIN TAX MATTERS. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause Target OP and each of their subsidiaries to: (i) timely file (taking into account any extensions of time within which to file) all Tax Returns ("Post-Signing Returns") required to be filed by it and such Post-Signing Returns shall be prepared in a manner reasonably consistent with past practice; (ii) timely pay all Taxes shown as due and payable on such Post-Signing Returns that are so filed; (iii) make provision in their books and records and financial statements in accordance with past practice for all Taxes payable by it for which no Post-Signing Return is due prior to the Effective Time; and (iv) promptly notify Parent of any material suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its subsidiaries in respect of any Tax matter, including (without limitation) liabilities for Taxes and refund claims; (v) prepare the demand for written statements from shareholders of record disclosing such ownership as is required by Section 1.856-8 of the Treasury Regulations; and (vi) facilitate all reasonable requests of Parent with respect to maintenance of the Company's REIT status for the Company's 2003 taxable year.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

         SECTION 5.1. PREPARATION OF THE PROXY STATEMENT; COMPANY SHAREHOLDERS MEETING.

              (a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC (and Parent shall cooperate and participate in the preparation of) the Proxy Statement. The Company shall use its commercially reasonable efforts to have the Proxy Statement "cleared" by the SEC's staff for mailing in connection with the Company Shareholder Meeting as promptly as reasonably practicable after such filing. Subject to Section 4.3(b), as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC, the Company shall cause the Proxy Statement (in definitive form) to be mailed to the shareholders of the Company.

              (b) If at any time prior to the Effective Time there shall occur
(i) any event with respect to the Company or any of its subsidiaries, or with respect to other information regarding the Company or any of its subsidiaries in the Proxy Statement or (ii) any event with respect to Parent, or with respect to information supplied by Parent for inclusion in the Proxy Statement, in either case, which event is required to be described in an amendment of, or a supplement to, the Proxy Statement, such event promptly shall be so described by the Company to Parent or by Parent to the Company, as the case may be, and such amendment or supplement shall be promptly filed by the Company with the SEC and, as required by law, disseminated to the shareholders of the Company.

              (c) The Company shall promptly notify Parent of the receipt of any comments from the SEC or its staff or any other appropriate government official and of any requests by the SEC or its staff or any other appropriate government official for amendments or supplements to any of the filings with the SEC in connection with the REIT Merger and the other transactions contemplated hereby or for additional information, and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff or any other appropriate government official, on the other hand, with respect thereto. The Company shall use its commercially reasonable efforts to respond to any comments of the SEC with respect to the Proxy Statement as promptly as reasonably practicable after the receipt thereof. Parent shall cooperate with the Company and provide to the Company all information about Parent necessary to prepare the Proxy Statement.

              (d) Subject to Section 4.3(b), the Company shall, as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC, duly call, give notice of, convene and hold the Company Shareholders Meeting in accordance with the TBCA, the Charter and by-laws, as applicable, for the purpose of obtaining the Company Shareholder Approval and, through its Board of Directors, recommend to the Company's shareholders that they affirmatively vote for the approval of this Agreement (the "Company Recommendation"). Subject to
Section 4.3(b), the Company shall solicit from the holders of Company Common Stock proxies in favor of approval of this Agreement and shall take all other lawful action reasonably necessary and reasonably desirable to obtain the Company Shareholder Approval including, without limitation, engaging a proxy solicitation firm. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 5.1(d) shall not be affected by the making, commencement, public announcement, public disclosure, submission, receipt or communication to the Company or its shareholders or professional advisors or representatives of any Company Takeover Proposal.

         SECTION 5.2. ACCESS TO INFORMATION; CONFIDENTIALITY. Subject to the confidentiality agreement, dated February 11, 2003 (the "Confidentiality Agreement"), by and between Parent and the Company, and subject to applicable laws and regulations, the Company and Target OP shall afford to Parent and to the officers, current employees, accountants, counsel, financial advisors, agents, lenders and other representatives of Parent and its subsidiaries, reasonable access during normal business hours during the period prior to the Effective Time to all the respective properties, books, contracts, commitments, personnel and records of the Company and its subsidiaries and, during such period, the Company and Target OP shall furnish promptly to the Parent (a) a copy of each material report, schedule, registration statement and other document filed by it with any Governmental Entity and (b) such other information concerning its business, properties and personnel as Parent may reasonably request. No review of information, documentation or materials by Parent pursuant to this Section
5.2 shall affect any representation or warranty made by the Company to Parent; provided, however, that Parent will notify the Company promptly of any facts, information, documentation or materials which come to Parent's attention during the course of its review pursuant to this Section 5.2 which lead Parent to believe that any of the Company's representations or warranties herein are inaccurate or incomplete. The Company and Parent will hold, and will cause each of their respective officers, current employees, accountants, counsel, financial advisors, agents, lenders and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of Confidentiality Agreement. Notwithstanding anything to the contrary contained in this Agreement, each of Parent and the Company (and each employee, representative, or other agent of Parent or the Company) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.

         SECTION 5.3. COMMERCIALLY REASONABLE EFFORTS.(a) Except where otherwise provided in this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take promptly or cause to be taken all actions, and to do promptly or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper and advisable under applicable law and this Agreement to consummate and make effective the Mergers and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, authorizations, permissions and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain a waiver, consent, authorization, permission or approval from, or to avoid an action or proceeding by, any Governmental Entity,
(ii) the obtaining of all necessary waivers, consents, authorizations, permissions and approvals from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Mergers, this Agreement or the consummation of the transactions contemplated by this Agreement, and (iv) the execution and delivery of all additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, including, without limitation, (A) the preparation of any Employee Plan documents required under ERISA and/or the Code, (B) the amendment or filing of any document required by any Governmental Entity and/or any disclosure document to participants under ERISA and/or the Code.

              (b) In connection with and without limiting the generality of the foregoing, the Company shall (i) use its best efforts to ensure that no State Takeover Law is or becomes applicable to Parent or REIT Merger Sub or to the Merger or to this Agreement or any of the transactions contemplated hereby, and
(ii) if any State Takeover Law becomes applicable to the Merger or to this Agreement or the transactions contemplated hereby, take all action necessary to ensure that the Merger and the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such State Takeover Law on the Merger, this Agreement and the transactions contemplated hereby.

         SECTION 5.4. FEES.

              (a) Except as provided in this Section 5.4, all fees and expenses incurred in connection with the Mergers, this Agreement (including all instruments and agreements prepared and delivered in connection herewith), and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated.

              (b)  (i)  If this Agreement is terminated by Parent pursuant to
Section 7.1(c) then upon such termination the Company shall pay (or cause to be paid) to Parent by wire transfer of same day funds to an account designated in writing by Parent to the Company, a fee of $15.0 million.

                   (ii) If (x) a Pre-Termination Company Takeover Proposal
              Event shall occur and thereafter this Agreement is terminated either by Parent or the Company pursuant to Section 7.1(b)(ii) and
              (y) prior to the termination of the 12 month period immediately following such termination, the Company consummates a transaction pursuant to that particular Company Takeover Proposal or enters into or publicly announces a Company Acquisition Agreement with the third party involved in the Pre-Termination Company Takeover Proposal Event, then on the earliest to occur of the date such Company Takeover Proposal is consummated or such Company Acquisition Agreement is entered into or publicly announced, the Company shall pay (or cause to be paid) to Parent by wire transfer of same day funds to an account designated in writing by Parent to the Company, a fee of $15 million.

                   (iii) If this Agreement is terminated by the Company
              pursuant to Section 7.1(d), then upon such termination the Company shall pay (or cause to be paid) to Parent, by wire transfer of same day funds to an account designated in writing by Parent to the Company, a fee of $15 million.

                   (iv) If this Agreement is terminated by Parent pursuant to
              Section 7.1(h), then upon such termination, Parent shall pay, (or cause to be paid) to the Company, by wire transfer of same day funds to an account designated in writing by the Company to Parent, a fee of $12.5 million.

                   (v) For purposes of this Section 5.4(b), a "Pre-Termination
              Company Takeover Proposal Event" shall be deemed to occur if, prior to the event giving rise to the right to terminate this Agreement and, in all cases, subject to the requirements and obligations of the Company set forth in Sections 4.3 and 5.1, a Company Takeover Proposal shall have been made known to the Company or any of its subsidiaries or made directly to the Company's shareholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal, and such Company Takeover Proposal or public announcement shall not have been irrevocably withdrawn at least seven business days prior to the Company Shareholders Meeting.

                   (vi) The Company and Parent acknowledge that the agreements contained in this Section 5.4(b) are an integral part of the transactions contemplated by this Agreement and that without these agreements neither would have been induced to enter into this Agreement. Accordingly, if either fails to pay the amounts due to the other pursuant to this Section 5.4(b), and, to obtain such payment, the party to whom payment is required to be made commences a suit which results in a judgment against the non-paying party for the fee set forth in this Section 5.4(b), the non-paying party shall pay to the other all of its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the rate on six-month U.S. Treasury obligations plus 300 basis points in effect on the date such payment was required to be made.

                   (vii) It is expressly agreed that the amounts to be paid
              pursuant to this Section 5.4(b) constitute liquidated damages negotiated at arm's-length and do not constitute, and are not intended by the parties to operate as, a penalty, and any such amounts paid shall constitute the sole and exclusive remedy of the party receiving such payment under the events and circumstances giving rise thereto as specified in this Agreement and neither party shall (A) seek to obtain any other recovery or judgment against the other or any of the other parties' officers, directors, Employees, partners, managers, members or shareholders or (B) be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.

              (c) If this Agreement is terminated for any reason, (regardless of whether Parent is in breach of any of the provisions contained herein), and in addition to whether a termination fee is payable by either Parent or Company, upon such termination, the Company shall pay (or cause to be paid) to Parent by wire transfer of same day funds to an account designated in writing by Parent to the Company, a fee of $250,000 as reimbursement for Parent's expenses incurred in connection with the matters contemplated by this Agreement without the need for Parent to substantiate such expenses.

              (d) Notwithstanding anything to the contrary, in the event a fee is payable by either of Parent to the Company or the Company to Parent (in each case the payor of the fee being referred to in this Section 5.4(c) as the "Payor" and the recipient of the fee being referred to in this Section 5.4(c) as the "Recipient REIT"), the maximum amount that shall be paid to the Recipient REIT for the taxable year in which this Agreement is terminated shall be an amount equal to the lesser of (A) the amount required to be paid pursuant to the provisions of subsection 5.4(b) above and (B) the sum of (i) the maximum amount that can be paid to the Recipient REIT without causing it to fail to meet the requirements of Section 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Section 856(c)(2) and (3) of the Code ("Qualifying Income"), as determined by outside counsel or independent accountants to the Recipient REIT, and (ii) in the event the Recipient REIT receives a letter from outside counsel (the "Recipient REIT Break-Up Tax Opinion") indicating that the Recipient REIT has received a ruling from the IRS holding that the receipt by the Recipient REIT of the amount referred to in (A) above would either constitute Qualifying Income as to the Recipient REIT or would be excluded from the Recipient REIT's gross income for purposes of Section 856(c)(2) and (3) of the Code (the "REIT Requirements"), the amount referred to in (A) above less the amount payable under clause (B)(i) above. In the event that the Recipient REIT receives less than the amount referred to in (A) above the Payor shall place the unpaid amount (i.e., the difference between the amount referred to in (A) above and the amount actually paid to the Recipient REIT pursuant to this subsection 5.4(c)) in escrow (the "Escrowed Amount"), and shall not release any portion thereof to the Payor or Recipient REIT unless and until the Payor receives any one or a combination of the following: (i) a letter(s) from the Recipient REIT's outside counsel or independent accountants indicating the maximum amount that can be paid at that time to Recipient REIT without causing the Recipient REIT to fail to meet the REIT Requirements for any relevant taxable year, together with an IRS ruling or opinion of tax counsel to the effect that such payment should not be treated as included in the income of the Recipient REIT for any prior taxable year, in which event such maximum amount shall be paid to the Recipient REIT, or (ii) a Recipient REIT Break-Up Tax Opinion indicating that the Recipient REIT's receipt of the Escrowed Amount would satisfy, in whole or in part, the REIT Requirements, in which event such portion of the Escrowed Amount shall be released and paid to the Recipient REIT. The Payor's obligation to pay any unpaid portion of the Escrowed Amount (provided the Payor has otherwise complied with its obligations under this provision) shall terminate and any Escrowed Amount still held in such escrow shall be released to the Payor on the date that is five years from the date that any amount described in subsection 5.4(b) first becomes due under this Agreement.

         SECTION 5.5. PUBLIC ANNOUNCEMENTS. Parent and the Company shall consult with each other before issuing, and shall use their good faith efforts to provide each other at least 24 hours to review, comment upon and concur with and shall use reasonable efforts to agree upon on a timely basis (which shall be no more than 48 hours after receipt), any press release or other public statements or announcements (including pursuant to Rule 14a-12 under the Exchange Act) and shall not issue any such press release or make any such public statement or announcement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or inter-dealer quotation system of a registered national securities association (provided prior notice is given to the other party with a copy of any such disclosure) and except for any discussions with rating agencies, lenders, or franchisors. The parties agree that the initial press releases (or joint press release if the parties so determine) to be issued with respect to the REIT Merger, this Agreement and the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

         SECTION 5.6. CONVEYANCE TAXES. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer, real property transfer gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees or any similar Taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time, and each party further agrees to take such reporting positions and other action as reasonably required to effectuate the intention and purposes of this Section 5.6.

         SECTION 5.7. STANDSTILL AGREEMENTS; CONFIDENTIALITY AGREEMENT. During the period from the date of this Agreement through the Effective Time, the Company shall use its commercially reasonable efforts to enforce, to the fullest extent permitted under applicable law, the provisions of any confidentiality or standstill agreement to which the Company or any of its subsidiaries is a party, including by using its commercially reasonable efforts to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of competent jurisdiction.

         SECTION 5.8. SECURITIES PURCHASE. Within 24 hours following the execution of this Agreement, the Company will issue and sell to Parent and Parent will purchase from the Company, by wire transfer of immediately available funds, 1,000,000 shares of Company Common Stock at a purchase price of $12.35 per share, for an aggregate purchase price of $12,350,000. Such Company Common Stock will be issued pursuant to the Company's registration statement on Form S-3 and when issued will be validly issued, fully paid and non-assessable.

         SECTION 5.9. PROFESSIONAL REPORTS - SURVEYS.

              (a) Access to Properties. As soon as practicable after the date hereof, the Company and its subsidiaries shall provide Parent, REIT Merger Sub and its agents and representatives access to the Owned Properties prior to Closing for purposes of obtaining surveys of each of the Owned Properties. It is acknowledged by the parties hereto that the Company and its subsidiaries' only obligation hereunder shall be to provide access to (and not surveys of) the Owned Properties. The cost of obtaining the surveys shall be borne exclusively by Parent. Parent shall notify the Company promptly of any facts, information, documentation or materials which come to Parent's attention during the course of its review pursuant to this Section 5.9(a) which lead Parent to believe that any of the Company's representations or warranties herein are inaccurate or incomplete.

              (b) Access to Properties - Environmental, Engineering, Structural and Seismic Reports. The Company and its subsidiaries shall provide Parent, REIT Merger Sub and its agents and representatives access to the Owned Properties prior to Closing for the purpose of physically inspecting the Owned Properties and performing engineering reviews, structural reviews, seismic reviews and Phase I Environmental Site Assessments. If any report suggests that additional investigations or studies should be conducted on any particular Owned Property, the Company, and each of its subsidiaries, upon Parent's request, shall make such Owned Property available for reasonable additional investigations. It is acknowledged by the parties hereto that the Company and its subsidiaries only obligation hereunder shall be to provide access to (and not such reports of) the Owned Properties. The cost of these inspections and obtaining these reports shall be borne exclusively by Parent. Parent shall notify the Company promptly of any facts, information, documentation or materials which come to Parent's attention during the course of its review pursuant to this Section 5.9(b) which lead Parent to believe that any of the Company's representations or warranties herein are inaccurate or incomplete.

         SECTION 5.10. COMPANY STOCK OPTIONS. From and after the date hereof through and including the Closing Date, the Company shall use its commercially reasonable efforts to obtain, prior to the Effective Time, the Optionee Consent Letters to effect the acceleration and cancellation of all Company Stock Options in exchange for payment of the Option Consideration as described in Section 2.5. Each holder of any such Company Stock Option shall be paid by the Company or Rose Managers, Inc., a subsidiary of the Company, at or immediately prior to the Effective Time for each such outstanding Company Stock Option in accordance with the terms set forth in Section 2.5 hereof.

         SECTION 5.11. INDEMNIFICATION.

              (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company or any of its subsidiaries (the "Indemnified Parties") as provided in their respective charters, by-laws (or other comparable organizational instruments and agreements) and any existing indemnification agreements or arrangements of the Company or any of its subsidiaries shall survive the Mergers as obligations of Surviving Corporation and shall continue in full force and effect in accordance with their terms for a period of four years following the Effective Time and for so long as any claim against any such officer or director is brought within such four-year period, until a final, non-appealable judgment is rendered with respect thereto. Parent shall cause the Surviving Corporation to maintain shareholders' equity of not less than $300,000,000 during such period. In the event Parent fails to cause the Surviving Corporation to maintain shareholder's equity in such amount, such indemnification obligations to such officers and directors shall become and be direct obligations of Parent.

              (b) Parent shall cause the Surviving Corporation or any successor thereto, whether by consolidation, merger or transfer of substantially all of its properties or assets, to comply with its obligations under this Section
5.11. The provisions of this Section 5.11 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

         SECTION 5.12. RESIGNATIONS.

         On or before the Effective Time, the Company shall (i) cause the directors and officers of each of the Company and its subsidiaries to submit their resignations from such positions.

         SECTION 5.13. EMPLOYEE ARRANGEMENTS.

              (a) Prior to the Closing, the Company, and after the Effective Time, Parent and REIT Merger Sub, shall honor, and shall cause their subsidiaries to honor, in accordance with their terms all severance agreements or arrangements listed on Schedule 5.13 of the Company Disclosure Schedule (the "Company Severance Agreements") and Parent will not, and will not cause any of Parent's subsidiaries to, challenge the validity of any obligation under any such Company Severance Agreement. Without limiting the foregoing, Parent expressly agrees that, with respect to the persons who are parties to the Company Severance Agreements, the REIT Merger shall constitute a change in control for purposes of their respective Company

Severance Agreements and Rose Managers, Inc., a subsidiary of the Company, shall make the payments described on Schedule 5.13 at or immediately prior to the Closing.

              (b) Prior to the Effective Time, the Company shall cause each officer, director or other employee who has any outstanding loan from, or other debt obligations to, the Company or any of its subsidiaries for any purpose, to repay such loan. Any non-compete agreements applicable to officers of the Company or any of its subsidiaries shall be waived, terminated and of no further force and effect effective as of the Effective Time.

         SECTION 5.14. COMPANY STOCK PLANS. Promptly after the execution of this Agreement, the Company's Board of Directors will authorize the termination of the Company Stock Plans effective upon consummation of the Mergers and the transactions contemplated herein and the Company shall, as soon as reasonably practicable following the date hereof, take all actions necessary to suspend issuances under the Company Stock Plans.

         SECTION 5.15. REVPAR. On or before each Tuesday of each week ending on or after the date hereof, the Company shall provide Parent with a report certified by its chief financial officer, setting forth the "Revpar" generated by the Company for the prior week and for the same week during calendar year 2002. On the fifth day immediately preceding the date of the Company Shareholder Meeting, the Company shall provide such certified report for the 30 and 60 days then ended and for the same 30 and 60 days during calendar year 2002. As used herein "Revpar" shall have the meaning set forth in the definition of "Revpar" contained in the definition of "Material Revpar Change."

         SECTION 5.16. RESOLUTIONS. Each of the Company and Parent will provide the other with copies of the resolutions adopted by their respective Boards of Directors with respect to the Mergers and the transactions contemplated hereby, in a form certified by such parties' corporate secretary.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

         SECTION 6.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGERS. The respective obligation of each party to effect the REIT Merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver by each of Parent and the Company on or prior to the Closing Date of the following conditions:

              (a) Shareholder and Partner Approval. The Company Shareholder Approval and the OP Partner Approval shall have been obtained.

              (b) Governmental and Regulatory Approvals. Other than the filing of the Certificate of REIT Merger, Articles of REIT Merger and Certificates of OP Merger provided for under Section 1.4, all consents, approvals and actions of, filings with and notices to any Governmental Entity required by the Company, Target OP, Parent or any of their subsidiaries under applicable law or regulation to consummate the Mergers and the transactions contemplated by this Agreement, the failure of which to be obtained or made would result in a Material Adverse Effect on Parent's ability to conduct the business of the Company in substantially the same manner as presently conducted, shall have been obtained or made (all such approvals and the expiration of all such waiting periods, the "Requisite Regulatory Approvals")

              (c) No Injunctions or Restraints. No judgment, order, restraining order and/or injunction (temporary or otherwise), decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing or materially delaying the consummation of the Mergers; provided, however, that each of the parties shall have used its best efforts to have such Restraint lifted, vacated or rescinded; and provided, further that if such Restraint is not lifted, vacated or rescinded (and all litigation, if any, in respect thereof terminated or withdrawn) by the fifth business day next preceding the Company Shareholders Meeting, the condition in this Section 6.1(c) shall be deemed not to be satisfied.

         SECTION 6.2. CONDITIONS TO OBLIGATIONS OF PARENT, ACQUIROR OP AND REIT MERGER SUB. The obligation of Parent, Acquiror OP and REIT Merger Sub to effect the Mergers (it being the intention of the parties hereto that, to the extent feasible, the Mergers must be consummated simultaneously or otherwise promptly one after the other) is further subject to satisfaction or waiver of the following conditions:

              (a) Representations and Warranties. The representations and warranties of the Company set forth herein and in the Company Disclosure Schedule that are qualified as to materiality shall be true and correct in all respects at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such date), and the representations and warranties of the Company not so qualified as to materiality shall be true and correct in all material respects. Parent shall have received a certificate of the Company's Chief Executive Officer and Chief Financial Officer to the foregoing effect.

              (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing Date under this Agreement. Parent shall have received a certificate of the Company's Chief Executive Officer and Chief Financial Officer to the foregoing effect.

              (c) State Takeover Laws. Consummation of the Mergers and the transactions contemplated by this Agreement shall not be subject to the provisions of any State Takeover Law.

              (d) Resignation of Board of Directors and Executive Officers. Each member of the Company's Board of Directors and each executive officer of the Company shall have resigned, effective no later than the Effective Time of the Merger.

              (e) Opinion Relating to REIT Status. Parent shall have received an opinion dated as of the Closing Date of Hunton & Williams LLP, in the form attached as Schedule 6.2(e) of the Company Disclosure Letter, regarding the qualification of the Company as a REIT under the Code. For purposes of such opinion, Hunton & Williams LLP may rely on (in addition to customary assumptions and representations for opinions of this type) assumptions to the effect no action will be taken following the REIT Merger that is inconsistent with the Company's status as a REIT for any period prior to the REIT Merger.

              (f) No Material Revpar Change. There shall not have occurred a Material Revpar Change with respect to the Company.

              (g) Company Stock Options. The Company shall have taken all action (with evidence satisfactory to the Parent) to cause all Company Stock Options with an exercise price equal to or greater than the per share Merger Consideration to have been exercised or accelerated and canceled as contemplated by Sections 2.5 and 5.11.

              (h) Flagstone Agreement. Within 15 business days after the date hereof, Parent shall have received from Flagstone Hospitality Management, LLC a duly executed Flagstone Agreement substantially in the form attached hereto as Exhibit D.

              (i) Certain Material Consents. The Company shall have procured any necessary consents of any third parties required by the agreements listed in
Schedule 6.2(i) to the Company's Disclosure Schedule.

        SECTION 6.3. CONDITIONS TO OBLIGATIONS OF THE COMPANY AND TARGET OP. The obligation of the Company and Target OP to effect the Mergers (it being the intention of the parties hereto that, to the extent feasible, the Mergers must be consummated simultaneously or otherwise promptly one after the other) is further subject to satisfaction or waiver of the following conditions:

              (a) Representations and Warranties. The representations and warranties of Parent, Acquiror OP and REIT Merger Sub set forth herein that is qualified as to materiality shall be true and correct in all respects at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such date), and the representations and warranties of Parent not so qualified as to materiality shall be true and correct in all material respects. The Company shall have received a certificate of Parent's Chief Executive Officer and Chief Financial Officer to the foregoing effect.

              (b) Performance of Obligations of Parent, Acquiror OP and REIT Merger Sub. Parent, Acquiror OP and REIT Merger Sub shall have performed all obligations required to be performed in all material respects by each of them at or prior to the Closing Date under this Agreement. The Company shall have received a certificate of Parent's Chief Executive Officer and Chief Financial Officer to the foregoing effect.

         SECTION 6.4. FRUSTRATION OF CLOSING CONDITIONS. No party may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use its own commercially reasonable efforts to consummate the Mergers and the other transactions contemplated by this Agreement, as required by and subject to
Section 5.3.

                                  ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 7.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether or not the Company Shareholder Approval has been obtained:

              (a) by mutual written consent of Parent and the Company;

              (b) by either Parent or the Company:

                   (i) if the REIT Merger shall not have been consummated at or prior to 5:00 p.m., Eastern Standard Time, on December 20, 2003, provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the REIT Merger to be consummated by such time and date;

                   (ii) if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting or any adjournments thereof; or

                   (iii) if any Restraint having any of the effects set forth in
              Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall have used its reasonable best efforts to prevent the entry of such Restraint and to have such Restraint vacated or removed;

              (c) by Parent, if (i) the Company shall have failed to make the Company Recommendation in the Proxy Statement, (ii) the Company shall have effected a Change in the Company Recommendation in accordance with the provisions of Section 4.3(b) or (iii) the Company shall have effected a Change in the Company Recommendation in violation of the terms of this Agreement), or
(iv) the Company shall have breached its obligations under this Agreement by reason of a failure to duly notice, call or convene the Company Shareholders Meeting in accordance with Section 5.1(d) hereof;

              (d) by the Company in accordance with clause (B) of the second paragraph of Section 4.3(b); provided, however, that for the termination of this Agreement pursuant to this paragraph (d) to be deemed effective, the Company first shall have complied with the provisions of Section 4.3, including the payment to Parent of the fee required by paragraph (b) (iii) of Section 5.4;

              (e) by Parent, if the Company shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) or (b), and (ii) is either incapable of being cured by the Company or, if curable, is not cured within 30 days of receipt from Parent of written notice thereof;

              (f) by the Company, if Parent shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or (b), and
(ii) is either incapable of being cured by Parent or, if curable, is not cured within 30 days of receipt from the Company written notice thereof;

              (g) by Parent prior to the Company Shareholder Meeting, if a Material Revpar Change shall have occurred; or

              (h) by Parent prior to the Company Shareholder Meeting, in its sole discretion and for any reason not set forth above, by payment to the Company of the fee set forth in paragraph (iv) of Section 5.4(b).

         The party desiring to terminate this Agreement pursuant to clause (b),
(c), (d), (e), (f), (g) or (h) of this Section 7.1 shall provide written notice of such termination to the other parties in accordance with Section 8.2, specifying in reasonable detail the provision hereof pursuant to which such termination is effected and the basis for such termination.

         SECTION 7.2. EFFECT OF TERMINATION. If this Agreement is terminated by either the Company or Parent as provided in Section 7.1, this Agreement forthwith shall become void and have no effect, without any liability or obligation on the part of Parent or the Company, other than that the provisions of Section 5.4, this Section 7.2 and Article VIII shall survive such termination.

         SECTION 7.3. AMENDMENT. This Agreement may be amended by the parties at any time before or after the receipt of the Company Shareholder Approval and prior to the filing of the Certificate of REIT Merger, Articles of REIT Merger and Certificates of OP Merger; provided, however, that after Company Shareholder Approval, there shall not be made any amendment that alters the amount or changes the form of the REIT Merger Consideration or the OP Merger Consideration or alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the shareholders of the Company or the OP Unit holders. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties to be bound thereby.

         SECTION 7.4. EXTENSION; WAIVER. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

         SECTION 8.1. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         SECTION 8.2. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

              (a) if to Parent or REIT Merger Sub, to:

                        CNL Hospitality Partners, L.P.
                        450 South Orange Avenue
                        Orlando, Florida 32801-3336
                        Fax No.: (407) 650-1085
                        Attention: Corporate General Counsel

                  with a copy (which shall not constitute notice pursuant to this Section 8.2) to:

                       Greenberg Traurig, LLP
                       The MetLife Building
                       200 Park Avenue
                       New York, New York 10166
                       Fax No.: (212) 801-6400
                       Attention: Judith D. Fryer, Esq.

                  if to the Company, to:

                       RFS Hotel Investors, Inc.
                       850 Ridgelake Boulevard
                       Memphis, Tennessee 38120
                       Fax No.: (901) 818-5260
                       Attention: Chief Financial Officer

                  with a copy (which shall not constitute notice pursuant to this Section 8.2) to:

                       Hunton & Williams LLP
                       Riverfront Plaza, East Tower
                       951 E. Byrd Street
                       Richmond, Virginia 23219
                       Fax No.: (804) 788-8218
                       Attention: David C. Wright, Esq.

         SECTION 8.3. DEFINITIONS. For purposes of this Agreement:

              (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

              (b) a "Material Adverse Effect" means, when used in reference to the Company or Parent, any change, effect, event, circumstance, occurrence or state of facts that is or which reasonably would be expected to be materially adverse to the business, assets, financial condition or results of operations of such party and its subsidiaries, considered as an entirety.

              (c) a "Material Revpar Change" shall be deemed to occur if a decline in the Company's revenue per available room calculated in accordance with the standards set forth in the Uniform Systems of Accounts For the Lodging Industry, 9th Edition (1996) and GAAP ("revpar") was to decline in either of the following manners: (x) if the amount of the Company's revpar for the thirty day period immediately preceding the fifth day prior to the date of the Company Shareholder Meeting has declined by 25% or more from the Company's revpar generated during the same thirty day period during the Company's fiscal year 2002, or (y) if the amount of the Company's revpar for the sixty day period immediately preceding the fifth day immediately prior to the date of the Company Shareholder Meeting has declined by 17 1/2 % or more from the amount of the Company's revpar generated for the same sixty day period during the Company's fiscal year 2002.

              (d) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

              (e) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect not less than a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

              (f) "Knowledge" means, with respect to Parent or the Company, the actual Knowledge of the Chairman of the Board, President, Chief Financial Officer, Chief Accounting Officer, General Counsel of Parent, or Vice President of Renovation and Design of the Company, as the case may be.

         SECTION 8.4. INTERPRETATION. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means, in the case of any agreement or instrument, such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and, in the case of statutes, such statutes as in effect on the date of this Agreement. References to a person are also to its permitted successors and assigns. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Federal, state, local or foreign statute or law shall be deemed to also refer to any amendments thereto and all rules and regulations promulgated thereunder, unless the context requires otherwise.

         SECTION 8.5. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. A facsimile copy of a signature page shall be deemed to be an original signature page.

         SECTION 8.6. ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and, other than Sections 2.5, 5.11 and 5.13 are not intended to confer upon any person other than the parties any rights or remedies. The parties agree that the individuals described in Section 5.11 shall be deemed third party beneficiaries of the provisions of such section and shall be entitled to enforce such provisions as if they were original parties hereto.

         SECTION 8.7. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the internal substantive and procedural laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law of such state.

         SECTION 8.8. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         SECTION 8.9. CONSENT TO JURISDICTION. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of

Delaware or a Delaware state court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or any of the transactions contemplated by this Agreement in any Federal court located in the State of Delaware or any Delaware state court, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         SECTION 8.10. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 8.11. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible provided that, in no event shall there be any change in the amount or the kind of consideration paid in the Mergers or the other payments contemplated by this Agreement.

         SECTION 8.12. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which the parties are entitled at law or in equity.

            [The remainder of this page is intentionally left blank.]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                 CNL HOSPITALITY PROPERTIES, INC.

                                 By:/s/ Thomas J. Hutchison, III
                                    -----------------------------------
                                 Name:  Thomas J. Hutchison, III
                                 Title: Chief Executive Officer


                                 CNL ROSE ACQUISITION CORP.

                                 By:/s/ John A. Griswold
                                    -----------------------------------
                                 Name:  John A. Griswold
                                 Title: President

                                 CNL ROSE ACQUISITION OP, LP

                                 By: CNL Rose GP Corp., general partner
                                 By:/s/ John A. Griswold
                                    -----------------------------------
                                     Name:  John A. Griswold
                                     Title: President

                                 RFS HOTEL INVESTORS, INC.
                                 By:/s/ Robert Solmson
                                    -----------------------------------
                                 Name:  Robert Solmson
                                 Title: Chairman and Chief Executive Officer

                                 RFS PARTNERSHIP, L.P.

                                 By: RFS Hotel Investors, Inc., general partner

                                 By:/s/ Robert Solmson
                                    -----------------------------------
                                 Name:  Robert Solmson
                                 Title: Chairman and Chief Executive Officer

                                    EXHIBIT A

                                     FORM OF
                              CERTIFICATE OF MERGER
                                       OF
                            RFS HOTEL INVESTORS, INC.
                                  WITH AND INTO
                           CNL ROSE ACQUISITION CORP.

                                 ---------------

                     Pursuant to Section 252 of the General
                    Corporation Law of the State of Delaware

                                ----------------

         CNL Rose Acquisition Corp., a Delaware corporation (the "Company"), does hereby certify to the following facts relating to the merger of RFS Hotel Investors, Inc., a Tennessee corporation ("RFS"), with and into the Company (the "Merger"):

         FIRST: The names and states of incorporation of the constituent corporations to the Merger are as follows:

                           Name                                  State

                  RFS Hotel Investors, Inc.                     Tennessee
                  CNL Rose Acquisition Corp.                    Delaware

         SECOND: An Agreement, by and among CNL Hospitality Properties, Inc., a Maryland corporation (the "Parent"), the Company, RFS, CNL Rose Acquisition OP, LP, a Tennessee limited partnership, and RFS Partnership, L.P., a Tennessee limited partnership, dated May 8, 2003 (the "Merger Agreement"), has been approved, adopted, certified, executed and acknowledged by each of the Delaware constituent corporations in accordance with Section 252(c) of the General Corporation Law of the State of Delaware.

         THIRD: The name of the corporation surviving the Merger (the "Surviving Corporation") is CNL Rose Acquisition Corp.

         FOURTH: The Certificate of Incorporation of the Surviving Corporation shall be its Certificate of Incorporation.

         FIFTH: An executed copy of the Merger Agreement is on file at the offices of the Surviving Corporation, 450 South Orange Avenue, Orlando, Florida. A copy of the Merger Agreement will be furnished by the Surviving Corporation, upon request and without cost, to any stockholder of either constituent corporation.

         SIXTH: The authorized capital stock of RFS consists of one hundred thousand (100,000) shares of common stock, $0.01 par value per share, and five thousand (5,000) shares of preferred stock, $0.01 par value per share.

         SEVENTH: The Merger shall be effective for accounting and tax purposes only as of _________, 2003 at 12:01 a.m.

         IN WITNESS WHEREOF, CNL Rose Acquisition Corp. has caused this Certificate of Merger to be executed in its corporate name this ___ day of ______, 2003.



                            CNL ROSE ACQUISITION CORP.

                            By:  ____________________________________
                            Name:  _________________________________
                            Its: ____________________________________

                                    EXHIBIT B

                                     FORM OF

                               ARTICLES OF MERGER
                                       OF
                            RFS HOTEL INVESTORS, INC.
                                      INTO
                           CNL ROSE ACQUISITION CORP.

     Pursuant to the provisions of the Tennessee Business Corporation Act, the undersigned corporations hereby execute the following Articles of Merger:

1.   The Plan of Merger is attached hereto as Exhibit A and made a part hereof.

2. Approval by the shareholders of the corporation was required by Chapter 21 of the Tennessee Business Corporation Act and the plan of merger was approved by the affirmative vote of the required percentage of all of the votes entitled to be cast.

3. The Plan of Merger and performance of its terms were duly authorized by all action required by the laws of the state under which CNL Rose Acquisition Corp. was organized and its charter.

Date: ________ __, 2003                  RFS HOTEL INVESTORS, INC.

                                         By:  ________________________________
                                         Name:_______________________________
                                         Its:  _________________________________

Date: ________ __, 2003                  CNL ROSE ACQUISITION CORP.


                                         By: ___________________________________
                                         Name:  ________________________________
                                         Its: __________________________________

                                    EXHIBIT C

                                     FORM OF

                             CERTIFICATE OF MERGER
                                       OF
                             RFS PARTNERSHIP, L.P.
                                 WITH AND INTO
                           CNL ROSE ACQUISITION OP, LP

         Pursuant to Sec. 61-2-211 of the Tennessee Revised Uniform Limited Partnership Act, the undersigned surviving limited partnership submits the following Certificate of Merger for filing:

1. The name, jurisdiction and date of formation or organization of the domestic limited partnerships which are to merge are:

                  Name                    Jurisdiction    Date
                  ----                    ------------    ----
         RFS Partnership, L.P.            Tennessee       _____________, ____
         CNL Rose Acquisition OP, LP      Tennessee       _____________, ____

2. An Agreement of Merger has been approved and executed by RFS Partnership, L.P. and CNL Rose Acquisition OP, LP which are to merge.

3.       The name of the surviving limited partnership is: RFS Partnership, L.P.

4.       The merger shall become effective on _____________, 2003.

5. The Agreement of Merger is on file at a place of business of RFS Partnership, L.P. which is located at
                                     --------------------------------------- .

6. A copy of the Agreement of Merger will be furnished by RFS Partnership, L.P. on request and without cost, to any partner of RFS Partnership, L.P. or CNL Rose Acquisition OP, LP.

Dated _________, ____

                        RFS PARTNERSHIP, L.P.

                        By:  ________________________________
                        Name:  _____________________________
                        Its:  ________________________________

                        CNL ROSE ACQUISITION OP, LP

                        By:  CNL Rose GP Corp., general partner

                        By:  ________________________________

                        Name:  _____________________________

                        Its:  ________________________________

                                    EXHIBIT D

                           FORM OF FLAGSTONE AGREEMENT

                        CNL HOSPITALITY PROPERTIES, INC.
                             450 SOUTH ORANGE AVENUE
                           ORLANDO, FLORIDA 32801-3336

PRIVATE AND CONFIDENTIAL

                                                       __________________, 2003

Flagstone Hospitality Management, LLC
____________________________________
____________________________________


Dear _____________:

         Reference is made to (i) the Agreement by and among CNL Hospitality Properties, Inc. ("CNL"), CNL Rose Acquisition Corp., RFS Hotel Investors, Inc. ("RFS"), CNL Rose Acquisition OP, LP and RFS Partnership, L.P. (the "Merger Agreement") pursuant to which, CNL will acquire Rose by way of merger (the "Merger"); and (ii) those several management agreements by and among Flagstone and the subsidiaries of RFS substantially in the form of Exhibit A hereto (collectively, the "Management Agreements"). This letter agreement (the "Agreement") is being delivered pursuant to Section 6.2(h) of the Merger Agreement.

         1. REPRESENTATIONS.

         Flagstone represents and warrants to CNL on the date hereof and as of the closing date of the Merger as follows:

              (a) Flagstone is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite limited liability company power and requisite authority to carry on its business as presently being conducted. Flagstone is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not reasonably be expected to have a material adverse effect on Flagstone. Flagstone has all requisite limited liability company power and authority to enter into this Agreement.

              (b) Flagstone is and has been, in compliance in all material respects with all applicable statutes, laws, regulations, ordinances, permits, rules, writs, judgments, orders, decrees or arbitration awards of any governmental entity applicable to Flagstone (collectively, "Permits"). Flagstone is in compliance in all material respects with the terms of all Permits and all Permits are in full force and effect and no suspension, modification or revocation of any of them is pending or, to the knowledge of Flagstone, threatened nor, to the knowledge of Flagstone, do grounds exist for any such action. For purposes of this letter agreement, "knowledge" means the knowledge (after reasonable inquiry and investigation) of Flagstone's current Chief Administrative Officer.

              (c) The balance sheet, income statement and statement of cash flows of Flagstone for the twelve and three month periods ended December 31, 2002 and March 31, 2003, respectively, in the form attached hereto was prepared in accordance with the Uniform Systems of Accounts for the Lodging Industry, 9th Edition (1996).

              (d) Except as set forth in the Company Disclosure Schedules to the Merger Agreement and as would not have a material adverse effect on Flagstone:

                   (i) No event has occurred, and to the knowledge of Flagstone, there exists no condition or set of circumstances (including without limitation the transactions contemplated by the Merger Agreement) in connection with which Flagstone could be subject to any liability with respect to any Benefit Plan (except for benefit claims and funding obligations payable in the ordinary course) under the Employee Retirement Income Security Act of 1974, as amended, the Internal Revenue Code of 1986, as amended (the "Code") or any other applicable law. There are no funded benefit obligations under any of the Benefit Plans for which contributions have not been made or accrued and there are no unfunded benefit obligations under any Benefit Plans which have not been accounted for by reserves, or otherwise properly footnoted, in accordance with generally accepted accounting procedures, on Flagstone's financial statements. Neither RFS nor any subsidiary or affiliate of RFS has any direct or indirect, actual or contingent liability with respect to any of the Benefit Plans, whether pursuant to the Management Agreements or otherwise.

                   (ii) For purposes of clause (i) of this Section 1(d), the term "Benefit Plan" means any pension, stock option, stock purchase, benefit, welfare, profit sharing, retirement, disability, vacation, severance, hospitalization, insurance, incentive, deferred compensation or other similar fringe benefit plan, fund, program, arrangement, whether written or oral, that is maintained for the benefit of, or relates to any or all current or former employees of Flagstone or any entity related to Flagstone under Section 414(b),
(c), (m) or (o) of the Code.

              (e) Except as set forth in the Company Disclosure Schedules to the Merger Agreement and as would not have a material adverse effect on Flagstone:

                   (i) Flagstone is not a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and, to Flagstone's knowledge, there is no question involving current union representation of its employees, nor to Flagstone's knowledge is any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) underway to organize any such employees.

                   (ii) There is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure pending, or, to Flagstone's knowledge, threatened against Flagstone.

                   (iii) There is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any class of the foregoing, alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship pending, or, to Flagstone's knowledge, threatened against Flagstone.

                   (iv) There is no strike, slowdown, work stoppage or lockout pending, or to Flagstone's knowledge, threatened against or involving Flagstone.

                   (v) Flagstone is in material compliance with all applicable laws in respect of employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health.

                   (vi) There is no proceeding, claim, suit, action or governmental investigation pending, or to Flagstone's knowledge, threatened with respect to which any current or former officer, director, employee or agent of Flagstone is claiming indemnification from Flagstone.

                   (vii) No employment agreement or other agreement or arrangement exists that requires any severance payment, change in control payment or other post-employment liability or obligation with respect to any current or former officer, director, employee or agent of Flagstone.

              (f) Except as set forth in the Company Disclosure Schedules to the Merger Agreement, there is no material pending or threatened litigation, action, suit, proceeding, investigation or arbitration with respect to Flagstone.

              (g) No event of default (whether with respect to RFS or Flagstone) exists under any Management Agreement and except as otherwise may arise in the ordinary course of business, consistent with past practice, no amount is due and owing by RFS to Flagstone thereunder. To Flagstone's knowledge, no event exists which, with the giving of notice, the passage of time, or both, would result in Rose being in default under any Management Agreement. Each Management Agreement is in full force and effect and, assuming the due enforceability as to RFS, is duly enforceable in accordance with its terms.

         2. COVENANTS.

              (a) Immediately following consummation of the transactions contemplated by the Merger Agreement:

                   (i) the fee arrangement pursuant to the Management Agreements will be substantially in accordance with the description on Exhibit B hereto, retroactive to January 1, 2003; and

                   (ii) the Operating Agreement of Flagstone will be amended
              substantially in accordance with Exhibit C hereto.

              (b) From the date hereof through the Effective Time (as defined in the Merger Agreement) Flagstone will promptly advise CNL orally and in writing to the extent it has knowledge of any representation or warranty made by it contained in this letter becoming untrue or inaccurate.

              (c) Flagstone will afford CNL and its officers, counsel, financial advisors and lenders, reasonable access during normal business hours during the period from the date hereof through the Effective Time (as defined in the Merger Agreement), to its books, contracts, commitments, personnel and records and all other information relating to the hotel properties that are the subject of the Management Agreement, as CNL may reasonably request.

              (d) In connection with the above, CNL will hold, and will cause its consultants and advisors to hold, in strict confidence, all documents and information concerning Flagstone furnished to CNL in connection with this letter; provided, however, that CNL may disclose such document or information:
(i) that is already public knowledge prior to such disclosure or (ii) to the extent that, in the reasonable opinion of CNL's legal counsel, such disclosure is required by law but only after CNL has given prior written notice of the disclosure to Flagstone, to the extent reasonably possible.

         3. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         None of the representations and warranties in this Agreement shall survive the Effective Time (as defined in the Merger Agreement).

         4.  MISCELLANEOUS.

         It is the intent of the parties that the provisions contained in this letter agreement will be governed by and construed in accordance with, the internal substantive and procedural laws of the State of Delaware, without regard to such State's conflicts of law principles, and each of CNL and Flagstone consent to submit itself to the personal jurisdiction of any Federal or state court located in Delaware.

         If the foregoing is acceptable, kindly confirm your acceptance of the terms hereof by executing the duplicate original contained herein, and returning same to our attention.

                                      CNL HOSPITALITY PROPERTIES, INC.

                                      By:  ______________________
                                      Name:  ___________________
                                      Title:  ____________________

ACCEPTED AND AGREED TO:

FLAGSTONE HOSPITALITY MANAGEMENT LLC

By:  ______________________
Name:  ___________________
Title:  ____________________